Filed pursuant to Rule 424(b)(5)
Registration No. 333-161340

PROSPECTUS SUPPLEMENT
(to the Prospectus dated August 21, 2009)

2,300,000 Shares of Common Stock

We are offering 2,300,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The purchase price for each share is $10.20. Our common stock is traded on the Nasdaq Global Select Market under the symbol “KTOS.” On October 5, 2010, the last reported sale price of our common stock on the Nasdaq Global Select Market was $10.75 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Offering price	$ 10.20	$ 23,460,000
Underwriter fees (1)	$ 0.408	$ 938,400
Proceeds, before expenses, to Kratos Defense & Security Solutions, Inc.	$ 9.792	$ 22,521,600
__________________________________________
(1) We have also agreed to reimburse the underwriter for certain out-of-pocket-expenses incurred by it. See “Underwriting” for more information on expense reimbursement.

We have granted the underwriter an option to purchase up to an additional 230,000 shares of our common stock at the public offering price, less underwriting discounts and commissions payable by us, within 30 days of the date of this prospectus to cover over-allotments, if any. If the underwriter exercises its option in full, the total underwriter fees will be $1,032,240 and our total proceeds, before expenses, will be $24,773,760.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter is offering the common stock as set forth under “Underwriting.” The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about October 12, 2010.

Sole Underwriter

B. Riley & Co., LLC

The date of this prospectus supplement is October 5, 2010

TABLE OF CONTENTS

Page

PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT SUMMARY	S-1

RISK FACTORS	S-6

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-22

USE OF PROCEEDS	S-23

DILUTION	S-23

UNDERWRITING	S-25

LEGAL MATTERS	S-26

EXPERTS	S-26

WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-26

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	S-27

PROSPECTUS

ABOUT THIS PROSPECTUS	1

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.	2

RISK FACTORS	2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

THE SECURITIES WE MAY OFFER	3

RATIO OF EARNINGS TO FIXED CHARGES	5

USE OF PROCEEDS	6

DESCRIPTION OF CAPITAL STOCK	6

DESCRIPTION OF DEBT SECURITIES	9

DESCRIPTION OF WARRANTS	16

DESCRIPTION OF UNITS	18

LEGAL OWNERSHIP OF SECURITIES	19

PLAN OF DISTRIBUTION	22

LEGAL MATTERS	24

EXPERTS	24

WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that was filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated therein by reference, in this prospectus supplement and contained, or incorporated therein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our,” and “Kratos” refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See the Risk Factors section of this prospectus supplement beginning on page S-6 for a discussion of the risks involved in investing in our securities.

Kratos Defense & Security Solutions, Inc.

Our Business

Kratos Defense & Security Solutions, Inc. is an innovative provider of mission-critical engineering, information technology services, strategic communications and warfighter products, solutions and services. We work primarily for the U.S. government and federal government agencies, but we also perform work for state and local agencies and commercial customers. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance, and Reconnaissance (C5ISR); weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system test and evaluation; missile and rocket mission launch services; public safety, security and surveillance systems; modeling and simulation; unmanned aerial vehicle systems; and advanced network engineering and information technology services. We offer our customers solutions and expertise to support their mission-critical needs by leveraging our skills across our core service areas.

We derive a substantial portion of our revenue from contracts performed for federal government agencies, including the U.S. Department of Defense (DoD), with the majority of our revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DoD and civilian government agencies. We believe our diversified and stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

Prior to 2008, we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless-related businesses and chose to pursue business with the federal government, primarily the DoD, through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our new name reflects our revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies.  In connection with our name change, we changed our Nasdaq Global Select Market trading symbol to “KTOS.”

Pending Acquisition of Henry Bros. Electronics, Inc.

Overview of the Acquisition

On October 5, 2010 (the “Agreement Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hammer Acquisition Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Henry Bros. Electronics, Inc., a Delaware corporation (“HBE”).  Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into HBE, and HBE will continue as the surviving corporation and as a wholly-owned subsidiary of Kratos (the “Merger”). The boards of directors of Kratos and HBE have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holders of any shares of the capital stock of HBE, each outstanding share of HBE common stock (other than shares of HBE common stock owned by us, Merger Sub, or HBE stockholders, if any, who have perfected statutory dissenters’ rights under Delaware law) will be converted into the right to receive $7.00 in cash, without interest.  In addition, at the Effective Time all (i) outstanding options to purchase HBE common stock will be assumed by us and converted into options to purchase our common stock (the “Assumed Options”); and (ii) warrants to purchase HBE common stock, whether or not then exerciseable or vested, shall be canceled (the “HBE Warrants”).  The number of shares of our common stock subject to each Assumed Option and the exercise price of each such option will be appropriately adjusted based on the exchange ratio, which shall be equal to 0.6552.

Completion of the Merger is subject to various customary conditions, including, among other things: (i) the adoption of the Merger Agreement by stockholders holding at least a majority of the outstanding common stock of HBE; (ii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by each of Kratos and HBE and the compliance by each of Kratos and HBE with their respective obligations under the Merger Agreement; and (iii) the absence of any pending or threatened legal proceedings challenging or seeking to restrain the consummation of the Merger.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating HBE to continue to conduct its business and the business of its subsidiaries in the ordinary course, hold a meeting of its stockholders for the purpose of considering the approval and adoption of the Merger Agreement, and cooperate on seeking regulatory approvals and providing access to information regarding HBE and its subsidiaries.  The Merger Agreement also contains a “go-shop” provision and a “no-shop” provision.

Under the terms of the “go-shop” provision, during the period beginning on the Agreement Date and continuing until 11:59 p.m. Eastern Time on the 40th calendar day thereafter (the “No-Shop Period Start Date”), HBE and its subsidiaries and their respective representatives shall have the right to:

•	initiate, solicit, and facilitate any inquiry or the making, submission or announcement of any proposals or offers that constitute a proposal to:

o	acquire by merger, issuance or acquisition of securities, business combination or other similar transaction, 15% or more of the outstanding securities of HBE or any of its subsidiaries, or

o
sell, exchange, transfer or otherwise dispose of any business or assets that account for 15% or more of the consolidated net revenues, net income or assets of HBE and its subsidiaries (any of the forgoing, an “Acquisition Proposal”); and

•
engage or enter into, or otherwise participate in any discussions or negotiations with any person with respect to any Acquisition Proposals or otherwise cooperate with or facilitate any such inquiries, proposals, discussions or negotiations to make any Acquisition Proposals.

Under the terms of the “no-shop provision” from the No-Shop Period Start Date until the Effective Time, HBE and its subsidiaries and their respective representatives are not permitted to (i) solicit, initiate or knowingly encourage, or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding HBE or any of its subsidiaries to any person in connection with an Acquisition Proposal; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal; (iv) approve or recommend any Acquisition Proposal; or (v) enter into any letter of intent or other agreement relating to an Acquisition Proposal, subject to customary exceptions for HBE to respond to and support a proposal that is more favorable from a financial point of view to HBE’s stockholders than the terms of the Merger and is reasonably capable of being consummated (a “Superior Proposal”) or an Acquisition Proposal that is reasonably likely to lead to a Superior Proposal and to otherwise act in accordance with the exercise of the fiduciary duties of the board of directors.

HBE will be obligated to pay a termination fee of $1,788,000 to us upon termination of the Merger Agreement:

•	by HBE in connection with a Superior Proposal; or

•
by us in connection with an HBE triggering event, including, among other things, if the board of directors of HBE changes or otherwise modifies its recommendation that the stockholders of HBE vote in favor of the adoption of the Merger Agreement or HBE or any of its subsidiaries or representatives thereof has materially breached the “no-shop” provision of the Merger Agreement.

In addition, HBE will be obligated to pay the termination fee if the Merger Agreement is terminated because (i) the Merger has not been consummated by February 28, 2011; or (ii) the meeting of the stockholders of HBE to approve the adoption of the Merger Agreement shall have been held and such stockholders did not approve the adoption of the Merger Agreement, and at the time of termination, an Acquisition Proposal with respect to HBE shall have been made or publicly announced and not withdrawn and HBE enters into an acquisition agreement related to an Acquisition Proposal or consummates an Acquisition Proposal within six months following the date the Merger Agreement is terminated.

Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of HBE holding approximately 60% of the voting power of HBE (collectively, the “HBE Stockholders”) entered into voting agreements in favor of the Company (collectively, the “Voting Agreements”).  Pursuant to such Voting Agreements, the HBE Stockholders granted the board of directors of the Company irrevocable proxies to vote all shares of HBE common stock beneficially owned by them in favor of the Merger. The Voting Agreements terminate if the Merger Agreement is terminated in accordance with its terms.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

Overview of HBE’s Business

HBE is an established leader in the electronic physical security industry providing technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies.

HBE’s operations are divided into two business segments – Security System Integration and Specialty Products and Services. The Security System Integration segment provides cradle to grave services for a wide variety of security, communications and control systems.  HBE specializes in turn-key systems that integrate many different technologies.  Systems are customized to meet the specific needs of its customers. Through the Specialty Products and Services segment HBE provides emergency preparedness programs, and specialized radio frequency communication equipment and integration.  Each of HBE’s segments markets its products and services nationwide with an emphasis in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia. HBE’s customers are primarily medium and large businesses and governmental agencies and HBE derives a majority of its revenues from project installations and to a smaller extent, maintenance service revenue.

Strategic Rationale

We believe that the proposed acquisition will provide long-term strategic and financial benefits to our stockholders, including long-term growth in revenues, earnings, and returns on equity, and will offer other important benefits including:

•
Providing us with significant opportunities for operating synergies and improved profitability. In particular, we believe that the combined entity will be able to pursue larger programs, will experience improved gross margins and will be able to take advantage of improved leverage on selling, general and administrative costs.

•
Positioning our Public Safety and Security business segment to benefit from a growing trend toward state-of-the-art security and communications systems. We believe the Merger will provide us with comprehensive services, systems and communications capabilities, allowing the combined entity to successfully respond to increasingly stringent customer security, emergency preparedness and communications requirements.

•
Providing us with significant opportunities to cross sell our NeuralStar and dopplerVUE situational awareness, security network management and cyber security software products into HBE’s large and established customer base.

Our Corporate Information

We were initially incorporated in the state of New York in 1994, commenced operations in 1995 and were reincorporated in Delaware in 1998. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. On September 10, 2009, we effected a 1-for-10 reverse split of our common stock.  The closing price of our common stock on such date was $0.84 per share, or an adjusted closing price of $8.40 per share. Our executive offices are located at 4820 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us pursuant to this prospectus supplement	2,300,000 shares of common stock (or 2,530,000 shares of common stock if the underwriter exercises its option to purchase additional shares in full).
Common stock to be outstanding after this offering	18,325,661 shares of common stock (or 18,555,661 shares of common stock if the underwriter exercises its option to purchase additional shares in full).(1)
Over-allotment option	230,000 shares of common stock
Use of proceeds
We estimate that the net proceeds of this offering will be approximately $22.4 million (or $24.6 million if the underwriter exercises its option to purchase additional shares in full).  We intend to use the net proceeds from the sale of common stock under this prospectus supplement for general corporate purposes, including acquisition transactions generally. Specifically, we may use the proceeds to fund the cash consideration payable to the stockholders of HBE in connection with our proposed acquisition thereof.  In the event that the HBE acquisition is not consummated, we intend to use the net proceeds from the sale of common stock under this prospectus supplement for the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses. Pending such uses, we intend to invest the net proceeds in short-term, investment-grade securities. See “Use of Proceeds” on page S-23 of this prospectus supplement.

Nasdaq Global Select Market symbol	“KTOS”
Risk factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)  The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 16,025,661 shares of common stock outstanding as of September 26, 2010 and excludes, as of that date:

•	1,214,314 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $28.14 per share;

•	1,706,529 shares of common stock available for future grant under our 1999 Employee Stock Purchase Plan and 2005 Equity Incentive Plan (the “Plans”);

•	744,807 shares of common stock issuable upon the vesting and settlement of restricted stock units;

•	100,000 shares of common stock which may be issued upon conversion of 10,000 shares of Series B Preferred Shares; and

•	any shares issuable upon the exercise of Assumed Options.

RISK FACTORS

An investment in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act of 1933, as amended, or the Securities Act, before you decide to invest in our common stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Proposed Acquisition of HBE

The proposed acquisition of HBE may not be completed within the expected timeframe, or at all, and the failure to complete such acquisition could adversely affect our stock price and our future business and financial results.

On October 5, 2010, we entered into the Merger Agreement with HBE.  The Merger Agreement is an executory contract subject to numerous closing conditions beyond our control, and there is no guarantee that these conditions will be satisfied in a timely manner or at all. If any of the conditions to the proposed Merger are not satisfied (or waived by the other party), we may not complete the Merger or realize the anticipated benefits thereof. Disputes regarding interpretations of the agreement could also delay or prevent the closing. In addition, the market price of our common stock may reflect various market assumptions as to whether and when the proposed Merger will occur. Consequently, the failure to complete the Merger within the expected timeframe, or at all, could result in a significant change in the market price of our common stock.

The offering of common stock pursuant to this prospectus supplement is not conditioned on the completion of the proposed Merger.

The offering of common stock pursuant to this prospectus supplement is not conditioned on completion of the proposed Merger. Although certain information contained in this prospectus supplement generally assumes the completion of the Merger, we cannot assure you that the Merger will be consummated on the terms described in this prospectus supplement or at all. If we do not complete the proposed Merger, we will retain broad discretion to use the net proceeds from this offering of common stock for the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

We may experience difficulties in integrating HBE’s business and realizing the expected benefits of the proposed Merger.

Our ability to achieve the benefits we anticipate from the proposed Merger will depend in large part upon whether we are able to integrate HBE’s business into our business in an efficient and effective manner. Because the businesses of HBE and Kratos differ, we may not be able to integrate HBE’s business smoothly or successfully and the process may take longer than expected. The integration of certain operations and the differences in operational culture following the Merger will require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations. If we are unable to successfully integrate the operations of HBE’s business into our business, we may be unable to realize the revenue growth and other anticipated benefits we expect to achieve as a result of the proposed Merger and our business and results of operations could be adversely affected.

The announcement and pendency of the proposed Merger may cause disruptions in our and/or HBE’s business, which could have an adverse effect on our business, financial condition or results of operations.

The announcement and pendency of the proposed Merger could cause disruptions in the business of HBE. Specifically:

•
current and prospective employees of HBE may experience uncertainty about their future roles with Kratos, which might adversely affect the ability of HBE to retain key personnel and attract new personnel;

•
current and prospective customers of HBE may experience uncertainty about the ability of HBE to meet their needs, which might cause customers to seek other suppliers for the products and services provided by HBE; and

•	management’s attention has been focused on the Merger, which may divert management’s attention from the core business of HBE and other opportunities that could have been beneficial to HBE.

This could have an adverse effect on the business, financial condition or results of operations of HBE prior to the completion of the Merger and on us following consummation of the Merger. These disruptions to HBE’s business could be exacerbated by a delay in the completion of the Merger.

We have not included historical financial statements of HBE or any pro forma financial statements in this prospectus supplement, which may limit your ability to evaluate an investment in shares of our common stock.

Although our planned acquisition of HBE is considered to be probable, we have determined that it is not significant enough under applicable SEC rules to require the inclusion of any historical financial statements of HBE or any financial statements reflecting the pro forma impact of the proposed acquisition in this prospectus supplement. Your decision to invest must be based solely on the information set forth herein and specifically incorporated herein by reference.  See the section entitled “Incorporation of Certain Documents by Reference” beginning on page S-27.

Risks Related to Our Business

Our business could be adversely affected by changes in the contracting or fiscal policies of the federal government and governmental entities.

We derive a significant portion of our revenue from contracts with the U.S. federal government and government agencies and subcontracts under federal government prime contracts, and the success of our business and growth of our business will continue to depend on our successful procurement of government contracts either directly or through prime contractors. Accordingly, changes in government contracting policies or government budgetary constraints could directly affect our financial performance. Among the factors that could adversely affect our business are:

•
changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security and defense issues;

•	changes in federal government programs or requirements, including the increased use of small business providers;

•	increases in the federal government initiatives related to in-sourcing;

•	changes in or delays related to government restrictions on the export of defense articles and services;

•	potential delays or changes in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices.

These and other factors could cause governments and government agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on our business, financial condition and results of operations. Many of our government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by spending reductions or budget cutbacks at these agencies.

Our new credit facility contains restrictive covenants that could limit our ability to operate our business and, if not satisfied, could result in the acceleration of any amounts then due under the credit facility.

        The agreement governing our credit facility subjects us to various financial and other covenants with which we must comply. These covenants require that we maintain a minimum fixed charge coverage ratio and include restrictions on our ability to:

•	incur additional debt;

•	create or incur liens;

•	bid on or perform work due to limits on the amount of performance bonds that may be secured by letters of credit;

•	pay dividends or make other equity distributions to our stockholders;

•	make investments and effect certain acquisitions;

•	sell assets;

•	issue or become liable on a guarantee;

•	create or acquire new subsidiaries; and

•	effect a merger or consolidation of, or sell all or substantially all of our assets.

        Upon the occurrence of any event of default under our credit agreement, our lenders could elect to declare all amounts then outstanding on our credit facility, together with accrued interest, to be immediately due and payable. If our lenders were to accelerate payment of these amounts, we may not have sufficient assets to repay them in full. In addition, if we fail to comply with these financial and other covenants, or are otherwise unable to make scheduled debt payments or comply with the other provisions of our debt instruments, our lenders may be permitted under certain circumstances to deny future access to liquidity, seize control of substantially all of our assets and exercise other remedies provided for in those agreements and under applicable law.

We may need additional capital to fund the growth of our business, and financing may not be available on favorable terms or at all.

We currently anticipate that our available capital resources, including our credit facility and operating cash flows, will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, such resources may not be sufficient to fund the long-term growth of our business. If we determine that it is necessary to raise additional funds, either through an expansion or refinancing of our credit facility or through public or private debt or equity financings, additional financing may not be available on terms favorable to us, or at all. Disruptions in the capital and credit markets may continue indefinitely or intensify, which could adversely affect our ability to access these markets. Limitations on our borrowing base contained in our credit facility may limit our access to capital, and we could fall out of compliance with financial and other covenants contained in our credit facility which, if not waived, would restrict our access to capital and could require us to pay down our existing debt under the credit facility. Our lenders may not agree to extend additional or continuing credit under our credit facility or waive restrictions on our access to capital. If we were to conduct a public or private offering of securities, any new offering would be likely to dilute our stockholders’ equity ownership. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of available opportunities, develop new products or otherwise respond to competitive pressures and our business, operating results or financial condition could be materially adversely affected.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Federal and state income tax laws impose restrictions on the utilization of net operating loss (“NOL”) and tax credit carryforwards in the event that an “ownership change” occurs for tax purposes, as defined by Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change occurs when shareholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year period. The annual base Section 382 limitation is calculated by multiplying the loss corporation’s value at the time of the ownership change times the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months. We believe that an “ownership change” may have occurred which could limit the utilization of the loss carryforwards. We are currently evaluating the extent of the limitation on our annual utilization of the NOL carryforwards. Any potential limitation would not impact the income tax provision for the quarter ended June 27, 2010. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an “ownership change”. If and when an “ownership change” occurs, utilization of the NOL or other tax attributes may be further limited.

We derive a substantial amount of our revenues from the sale of our solutions either directly or indirectly to U.S. government entities pursuant to government contracts, which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in our revenues and earnings.

Government contracts frequently include provisions that are not standard in private commercial transactions, and are subject to laws and regulations that give the federal government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to:

•	terminate our existing contracts;

•	reduce potential future income from our existing contracts;

•	modify some of the terms and conditions in our existing contracts;

•	suspend or permanently prohibit us from doing business with the federal government or with any specific government agency;

•	impose fines and penalties;

•	subject us to criminal prosecution;

•	suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

•	decline to exercise an option to extend an existing multiple year contract; and

•	claim rights in technologies and systems invented, developed or produced by us.

In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to us. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agencies, administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. We may not be awarded contracts for which we bid, and substantial delays or cancellation of purchases may follow our successful bids as a result of such protests.

Certain of our government contracts also contain “organizational conflict of interest” clauses that could limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular solution, we may be precluded from competing for the contract to install that solution. While we actively monitor our contracts to avoid these conflicts, we cannot guarantee that we will be able to avoid all organizational conflict of interest issues.

We may not receive the full amounts estimated under the contracts in our backlog, which could reduce our revenue in future periods below the levels anticipated and which makes backlog an uncertain indicator of future operating results.

As of June 27, 2010, our backlog was approximately $680 million, of which $252 million was funded. Funded backlog is estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts that are under firm orders. Although funded backlog represents only business which is considered to be firm, cancellations or scope adjustments may still occur.  The remaining $428 million is unfunded. Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Unfunded backlog does not include estimates of revenue from government wide acquisition contracts (GWAC) or General Services Administration (GSA) schedules beyond awarded or funded task orders, but does include estimates of revenue beyond awarded or funded task orders for other types of indefinite quantity contracts. The amount of unfunded backlog is not exact or guaranteed and is based upon, among other things, management’s experience under such contracts and similar contracts, the particular clients, the type of work and budgetary expectations. Our management may not accurately assess these factors or estimate the revenue we will realize from these contracts, and our unfunded and total backlog may not reflect the actual revenue ultimately received from these contracts.

Backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. The contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. Cancellation of or adjustments to contracts may occur. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government. The failure to realize all amounts in our backlog could adversely affect our revenues and gross margins. As a result, our funded and total backlog as of any particular date may not be an accurate indicator of our future earnings.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability or loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities and large defense and IT services providers. Competition in our markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation. These competitors may have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we do. These competitors could, among other things:

•	divert sales from us by winning very large-scale government contracts, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

•	force us to charge lower prices; or

•	adversely affect our relationships with current clients, including our ability to continue to win competitively awarded engagements in which we are the incumbent.

If we lose business to our competitors or are forced to lower our prices, our revenue and our operating profits could decline. In addition, we may face competition from our subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to us. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from us or could force us to charge lower prices, which could cause our margins to suffer.

Recent acquisitions and potential future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

We continually evaluate opportunities to acquire new businesses as part of our ongoing strategy and we may in the future acquire additional companies that we believe could complement or expand our business or increase our customer base. Acquisitions involve numerous risks, including:

•	difficulties in integrating operations, technologies, accounting and personnel;

•	difficulties in supporting and transitioning customers of acquired companies;

•	difficulties or delays in transitioning federal government contracts pursuant to federal acquisition regulations;

•	diversion of financial and management resources from existing operations;

•	potential loss of key employees;

•	federal acquisition regulations may require us to enter into government novation agreements, a potentially time-consuming process; and

•	inability to generate sufficient revenue to offset acquisition costs.

Acquired companies may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other clients, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our stock. Acquisitions and the related equity financings could also impact our ability to utilize our NOL carryforwards. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. Acquisitions frequently involve benefits related to integration of operations. The failure to successfully integrate the operations or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm our results of operations.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts expire, are terminated or are not renewed.

In addition, payments due to us from federal government agencies may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The federal government’s fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our clients may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of that year or the first quarter of the subsequent year. The federal government’s fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests we receive as a result of the federal government’s fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in these Risk Factors and the following, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	variability in demand for our services and solutions;

•	commencement, completion or termination of contracts during any particular quarter;

•	timing of award or performance incentive fee notices;

•	timing of significant bid and proposal costs;

•	variable purchasing patterns under GSA Schedule 70 contracts, GWACs, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

•	restrictions on and delays related to the export of defense articles and services;

•	costs related to government inquiries;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•	strategic investments or changes in business strategy;

•	changes in the extent to which we use subcontractors;

•	seasonal fluctuations in our staff utilization rates;

•	changes in our effective tax rate including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•	the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants contained in our credit facility, which if not waived by the lender, could restrict our access to capital and cause us to take extreme measures to pay down our debt under the credit facility. In addition, fluctuations in our financial results could cause our stock price to decline.

If we fail to establish and maintain important relationships with government entities and agencies and other government contractors, our ability to bid successfully for new business may be adversely affected.

To develop new business opportunities, we primarily rely on establishing and maintaining relationships with various government entities and agencies. We may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so could materially adversely affect our ability to compete successfully for new business. In addition, we often act as a subcontractor or in “teaming” arrangements in which we and other contractors bid together on particular contracts or programs for the federal government or government agencies. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could be materially adversely affected if any prime contractor or teammate chooses to offer a client services of the type that we provide or if any prime contractor or teammate teams with other companies to independently provide those services.

We derive a significant portion of our revenues from a limited number of customers.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenues could decline significantly. As a result, the loss of any significant client could seriously harm our business. For the three and six months ended June 27, 2010, two customers comprised approximately 34% and 38% of our total revenues, respectively, and our five largest customers accounted for approximately 58% and 34% of our total revenues, respectively. None of our customers are obligated to purchase additional services from us. As a result, the volume of work that we perform for a specific customer is likely to vary from period to period, and a significant client in one period may not use our services in a subsequent period.

Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.

Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts we enter into, fixed-price contracts typically provide higher profit opportunities because we may be able to benefit from cost savings. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins, and generally are the least profitable of our contract types. Our federal government customers typically determine what type of contract we enter into. Cost-plus-fee and fixed-price contracts in our federal business accounted for approximately 28% and 48%, respectively, of our federal business revenues for the three months ended June 27, 2010 and approximately 30% and 40%, respectively, of our federal business revenues for the six months ended June 27, 2010. To the extent that we enter into more cost-plus-fee or less fixed-price contracts in proportion to our total contract mix in the future, our margins and operating results may suffer.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

We provide various professional services and sometimes procure equipment and materials on behalf of our federal government customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers’ delivery requirements and schedules, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If our government or prime contractor customers’ requirements should change or if the government or the prime contractor should direct the anticipated procurement to a contractor other than us or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

Loss of our GSA contracts or GWACs would impair our ability to attract new business.

We are a prime contractor under several GSA contracts and GWAC schedule contracts. We believe that our ability to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements each contract provides. If we were to lose our position as prime contractor on one or more of these contracts, we could lose substantial revenues and our operating results could suffer. GSA contracts and other GWACs typically have a one or two-year initial term with multiple options exercisable at the government client’s discretion to extend the contract for one or more years. We cannot be assured that our government clients will continue to exercise the options remaining on our current contracts, nor can we be assured that our future clients will exercise options on any contracts we may receive in the future.

Failure to properly manage projects may result in additional costs or claims.

Our engagements often involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date. If the project experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we underestimate the resources or time we need to complete a project with capped or fixed fees, our operating results could be seriously harmed.

The loss of any member of our senior management could impair our relationships with federal government clients and disrupt the management of our business.

We believe that the success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with federal government personnel contribute to our ability to maintain strong client relationships and to identify new business opportunities. We do not have any employment agreements providing for a specific term of employment with any member of our senior management. The loss of any member of our senior management could impair our ability to identify and secure new contracts, to maintain good client relations and to otherwise manage our business.

If we fail to attract and retain skilled employees or employees with the necessary security clearances, we might not be able to perform under our contracts or win new business.

The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly qualified individuals who have advanced information technology and/or engineering skills. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. Certain federal government contracts require us, and some of our employees, to maintain security clearances. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. In addition, some of our contracts contain provisions requiring us to staff an engagement with personnel that the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the client may terminate the contract and we may lose revenue.

If we are unable to recruit and retain a sufficient number of qualified employees, our ability to maintain and grow our business could be limited. In a tight labor market, our direct labor costs could increase or we may be required to engage large numbers of subcontractor personnel, which could cause our profit margins to suffer. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which would increase our general and administrative expenses, reduce our earnings and possibly harm our results of operations.

If our subcontractors fail to perform their contractual obligations, our performance and reputation as a prime contractor and our ability to obtain future business could suffer.

As a prime contractor, we often rely upon other companies to perform work we are obligated to perform for our clients as subcontractors. As we secure more work under our GWAC vehicles, we expect to require an increasing level of support from subcontractors that provide complementary and supplementary services to our offerings. Depending on labor market conditions, we may not be able to identify, hire and retain sufficient numbers of qualified employees to perform the task orders we expect to win. In such cases, we will need to rely on subcontracts with unrelated companies. Moreover, even in favorable labor market conditions, we anticipate entering into more subcontracts in the future as we expand our work under our GWACs. We are responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work.

If one or more of our subcontractors fail to satisfactorily perform the agreed-upon services on a timely basis or violate federal government contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our clients’ expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a client terminating our contract for default. A termination for default could expose us to liability, including liability for the agency’s costs of procurement, could damage our reputation and could hurt our ability to compete for future contracts.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the federal government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Federal government agencies, including the Defense Contract Audit Agency (DCAA), routinely audit and investigate government contracts and government contractors’ administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of our compliance with government standards for its accounting and management of internal control systems, including: control environment and overall accounting system, general information technology system, budget and planning system, purchasing system, material management and accounting system, compensation system, labor system, indirect and other direct costs system, billing system and estimating system used for pricing on government contracts. Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. The current audits and reviews have become more rigorous and the standards to which contractors are being held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome.

While we have submitted all applicable incurred cost claims, the actual indirect cost audits by the DCAA have not been completed for fiscal 2005 and subsequent fiscal years. Although we have recorded contract revenues subsequent to fiscal 2004 based upon costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and, if future adjustments exceed our estimates, our profitability would be adversely affected.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how we do business with our clients, prime contractors, subcontractors and vendors and may impose added costs on us. Our role as a contractor to agencies and departments of the U.S. Government results in our being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest. These investigations may be conducted without our knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings and we could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation and competitive position if allegations of impropriety were made against us, whether or not true. If our reputation or relationship with federal government agencies were impaired, or if the federal government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating profit would decline.

If we experience systems or service failure, our reputation could be harmed and our clients could assert claims against us for damages or refunds.

We create, implement and maintain IT solutions that are often critical to our clients’ operations. We have experienced, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with our work. If we experience these problems, we may:

•	lose revenue due to adverse client reaction;

•	be required to provide additional services to a client at no charge;

•	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

•	suffer claims for substantial damages.

In addition to any costs resulting from product or service warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if clients postpone subsequently scheduled work or cancel, or fail to renew, contracts.

While many of our contracts limit our liability for consequential damages that may arise from negligence in rendering services to our clients, we cannot ensure that these contractual provisions will be legally sufficient to protect us if we are sued. In addition, our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our reputation.

Security breaches in sensitive federal government systems could result in the loss of clients and negative publicity.

Many of the systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other sensitive or classified federal government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation and prevent us from being eligible for further work on sensitive or classified systems for federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install and maintain could materially reduce our revenue.

Our employees may engage in misconduct or other improper activities, which could cause us to lose contracts.

We are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation and could result in a loss of contracts and a reduction in revenues. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause us to lose contracts or cause a reduction in revenues. In addition, alleged or actual employee misconduct could result in investigations or prosecutions of employees engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for us regardless of whether we are alleged to have any responsibility.

Our business is dependent upon our ability to keep pace with the latest technological changes.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative engineering services and technical solutions that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

If we are unable to manage our growth, our business could be adversely affected.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth while maintaining our quality of service and profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

We may be harmed by intellectual property infringement claims and our failure to protect our intellectual property could enable competitors to market products and services with similar features.

We may become subject to claims from our employees or third parties who assert that software and other forms of intellectual property that we use in delivering services and solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop some of the software and other forms of intellectual property that we use to provide our services and solutions to our clients, but we also license technology from other vendors. If our employees, vendors, or other third parties assert claims that we or our clients are infringing on their intellectual property rights, we could incur substantial costs to defend those claims. If any of these infringement claims are ultimately successful, we could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from our employees, vendors, or other third parties, or redesign our products and services that rely on the challenged software or technology.

We attempt to protect our trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, others may independently discover our trade secrets and proprietary information and in such cases we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Any litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of December 27, 2009. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. Any failure to remediate any future material weaknesses or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements or other public disclosures. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. In addition, from time to time we acquire businesses which could have limited infrastructure and systems of internal controls.

We have incurred and may continue to incur goodwill impairment charges in our reporting entities which could harm our profitability.

A significant portion of our net assets come from goodwill and other intangible assets. In accordance with Financial Accounting Standards Board Accounting Standards Code Topic 350 Intangibles—Goodwill and Other (“Topic 350”) we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. Our acquired companies are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified.

In 2008, as a result of our annual review, we recorded a goodwill impairment charge of $105.8 million related to our Kratos Government Solutions (KGS) segment, to reflect the declining market and economic conditions through December 28, 2008. In the beginning of 2009, we performed another impairment test for goodwill in accordance with Topic 350 as of February 28, 2009. The test indicated that the book value for the KGS segment exceeded the fair values of the businesses and resulted in our recording a charge totaling $41.3 million in that segment for the impairment of goodwill. The impairment charge was primarily driven by adverse equity market conditions that caused a decrease in current market multiples and our average stock price as of February 28, 2009, compared with the test performed as of December 28, 2008. Future reviews could result in further impairment charges, which could have a significant effect on our financial results.

The commercial business arena in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our commercial business, the barriers to entry in this area are relatively low. We do not have any intellectual property rights in this segment of our business to protect our methods, and business start-up costs do not pose a significant barrier to entry. The success of our commercial business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Risks Related to Investments in our Securities

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering for general corporate purposes, including acquisition transactions generally. Specifically, we may use the proceeds to fund the cash consideration payable to the stockholders of HBE in connection with our proposed acquisition thereof.  In the event that the Merger is not consummated, we intend to use the net proceeds from the sale of common stock under this prospectus supplement for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own.  In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Our stock price may be volatile, which may result in lawsuits against us and our officers and directors.

The stock market in general and the stock prices of government services companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in operating results;

•	announcements of new services by us or our competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	rumors or dissemination of false information;

•	pricing pressures;

•	short selling of our common stock;

•	impact of litigation and government inquiries;

•	general conditions in the market;

•	political and/or military events associated with current worldwide conflicts; and

•	events affecting other companies that investors deem comparable to us.

Companies that have experienced volatility in the market price of their stock have frequently been the subject of securities class action litigation. We and certain of our current and former officers and directors have been named defendants in class action and derivative lawsuits. These matters and any other securities class action litigation and derivative lawsuits in which we may be involved could result in substantial costs to us and a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Our charter documents and Delaware law may deter potential acquirers and may depress our stock price.

Certain provisions of our charter documents and Delaware law, as well as certain agreements we have with our executives, could make it substantially more difficult for a third party to acquire control of us. These provisions include:

•	authorizing the board of directors to issue preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at meetings of our stockholders;

•	Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder unless specific conditions are met; and

•	a number of our executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

         We also have a stockholder rights plan which may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders’ ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress our stock price.

Risks Related to Our Recent Acquisition of Gichner Holdings, Inc.

We may not realize the anticipated benefits of our recent acquisition of Gichner because of integration difficulties.

On May 19, 2010, we acquired 100% of the voting equity interests of Gichner Holdings, Inc. (“Gichner”) headquartered in Dallastown, Pennsylvania, pursuant to the Stock Purchase Agreement, dated as of April 12, 2010, by and between the Company and the stockholders of Gichner.  Integrating the operations of the businesses of Gichner successfully or otherwise realizing any of the anticipated benefits of the acquisition of Gichner, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our financial condition and results of operations. Realizing the benefits of the acquisition will depend in part on the integration of information technology (“IT”) operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•	our inability to achieve the operating synergies anticipated in the acquisition;

•	diversion of management attention from ongoing business concerns to integration matters;

•	difficulties in consolidating and rationalizing IT platforms and administrative infrastructures;

•	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;

•	difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;

•	challenges in demonstrating to customers of Kratos and to customers of Gichner that the acquisition will not result in adverse changes in customer service standards or business focus; and

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

We may not successfully integrate the operations of the businesses of Gichner in a timely manner, and we may not realize the anticipated benefits and synergies of the acquisition of Gichner to the extent, or in the time frame, anticipated.

We significantly increased our leverage in connection with our financing of our acquisition of Gichner.

We incurred approximately $225.0 million of indebtedness in the form of 10% Senior Secured Notes (the “Original Notes”) in connection with our financing of our acquisition of Gichner. As a result of this indebtedness, our interest payment obligations have increased. The degree to which we will be leveraged could have adverse effects on our business, including the following:

•
it may make it difficult for us to satisfy our obligations under the Original Notes or certain notes issued in exchange therefor (the “Exchange Notes”), and our other indebtedness and contractual and commercial commitments;

•
it may require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	it may restrict us from making strategic acquisitions or exploiting business opportunities;

•	it may place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may limit our ability to borrow additional funds;

•
it may prevent us from raising the funds necessary to repurchase the Original Notes or the Exchange Notes tendered to us if there is a change of control, which would constitute a default under the indentures governing the Original Notes and the Exchange Notes and under our credit facility; and

•	it may decrease our ability to compete effectively or operate successfully under adverse economic and industry conditions.

If new debt is incurred, these risks may intensify. Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

Any increase in our debt service obligations may adversely affect our cash flow.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our operations.

Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the Original Notes and the Exchange Notes and our other indebtedness.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare certain outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Original Notes or the Exchange Notes. If the amounts outstanding under any outstanding indebtedness, were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

If we are unable to manage our growth profitably on a combined basis, our business and financial results could suffer.

Our future financial results will depend in part on our ability to profitably manage our growth on a combined basis with Gichner. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If the integration-related expenses and capital expenditure requirements are greater than anticipated or if we are unable to manage our growth profitably after the acquisition, our financial condition and results of operations may suffer.

We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

As a result of the acquisition of Gichner, we will use hazardous materials common to the industry in which Gichner operates. We are required to follow federal, state and local environmental laws and regulations regarding the handling, storage and disposal of these materials, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and the Toxic Substances Control Act. We could be subject to fines, suspensions of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future laws or regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. These regulations could require us to acquire expensive remediation equipment or to incur significant other expenses to comply with environmental regulations. Our failure to control the handling, use, storage or disposal of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could cause us to miss our customers’ delivery schedules, thereby reducing our sales for a given period. We may also have to pay regulatory fines, penalties or other costs (including remediation costs), which could materially reduce our profits and adversely affect our financial condition. Permits are required for our operations, and these permits are subject to renewal, modification and, in some cases, revocation.

In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of hazardous substances or petroleum products on, under, or in its property, adjacent or nearby property, or offsite disposal locations, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. Gichner has incurred and is incurring currently, and we may incur in the future, liabilities under CERCLA and other environmental cleanup laws at our current or former facilities, adjacent or nearby properties or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. The presence of, or failure to remediate properly, hazardous substances or petroleum products may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, we may become subject to claims by third parties based on damages, including personal injury and property damage, and costs resulting from the disposal or release of hazardous substances into the environment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our services, expansion plans and opportunities and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus supplement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements, including, but not limited to:

•	our high level of indebtedness;

•
our ability to make interest and principal payments on our debt and satisfy the other covenants contained in the indenture that governs the Original Notes and the Exchange Notes, our credit facility and other debt agreements;

•	general economic conditions and inflation, interest rate movements and access to capital;

•	changes or cutbacks in spending or the appropriation of funding by the U.S. federal government;

•	changes in the scope or timing of our projects;

•
our ability to realize the benefits of our acquisitions, including our ability to achieve anticipated opportunities and operating synergies, and accretion to reported earnings estimated to result from acquisitions in the time frame expected by management or at all;

•	our revenue projections; and

•	the effect of competition.

The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included here are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled “Risk Factors” beginning on page S-6, the Annual Report on Form 10-K of Kratos for the year ended December 27, 2009, which was filed with the SEC on March 11, 2010, under the heading “Item 1A—Risk Factors” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $22.4 million (or $24.6 million if the underwriter exercises its option to purchase additional shares in full) after deducting underwriting discounts and commissions, as described in “Underwriting,” and other estimated offering expenses payable by us, which include legal fees. We intend to use the net proceeds from the sale of common stock under this prospectus supplement for general corporate purposes, including acquisition transactions generally. Specifically, we may use the proceeds to fund the cash consideration payable to the stockholders of HBE in connection with our proposed acquisition thereof.  In the event that the acquisition is not consummated, we intend to use the net proceeds from the sale of common stock under this prospectus supplement for the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade securities.

DILUTION

Our net tangible book deficit on June 27, 2010 was approximately $117.5 million, or approximately $7.39 per share of common stock. Net tangible book value (deficit) per share is determined by dividing our net tangible book value (deficit), which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after June 27, 2010 other than to give effect to our receipt of the estimated net proceeds from the sale of 2,300,000 shares of our common stock at an offering price of $10.20 per share, less the underwriting fees and our estimated offering expenses, our net tangible book deficit as of June 27, 2010, after giving effect to the items above, would have been approximately $95.1 million, or $5.23 per share. This represents an immediate decrease in the net tangible book deficit of $2.16 per share to existing stockholders and an immediate dilution of $15.43 per share to new investors. The following table illustrates this per share dilution:

Offering price per share of common stock		$10.20
Net tangible book deficit per share as of June 27, 2010	$(7.39)
Decrease in net tangible book deficit per share attributable to the offering	$2.16
Pro forma net tangible book deficit per share as of June 28, 2009, after giving effect to the offering		$(5.23)
Dilution per share to new investors in the offering		$15.43

We established the price for the sale of shares in this offering following negotiations with the Underwriter based on an agreed discount of approximately 5% to the prevailing market price of our common stock.

The above table is based on 15,865,972 shares of common stock outstanding as of June 27, 2010, and excludes, as of that date:

•	1,287,297 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $27.93 per share;

•	1,817,326 shares of common stock available for future grant under the Plans;

•	700,975 shares of common stock issuable upon the vesting and settlement of restricted stock units;

•	approximately 93,137 shares of common stock which may be issued upon conversion of outstanding subordinated convertible promissory notes; and

•	100,000 shares of common stock which may be issued upon conversion of 10,000 shares of Series B Preferred Shares.

To the extent that any of these options are exercised, restricted stock units are settled, new options or restricted stock units are issued under our equity incentive plans or we issue additional shares of common stock in the future or assume outstanding options in connection with future acquisitions, including in connection with our proposed acquisition of HBE, there will be further dilution to new investors.

As a percentage of ownership, following the offering (based on 15,865,972 shares of common stock outstanding as of June 27, 2010 and assuming our existing stockholders do not purchase any shares in this offering):

•	the number of shares of our common stock held by existing stockholders would decrease from 100% to 87.3% of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares of our common stock held by new investors would be approximately 12.7% of the total number of shares of our common stock outstanding after this offering.

Additionally, if the underwriter exercises its option to purchase additional shares in full, as described below in the section entitled “Underwriting,” the following will occur:

•	the number of shares of our common stock held by existing stockholders would decrease to 86.2% of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares of our common stock held by new investors would increase to approximately 13.8% of the total number of shares of our common stock outstanding after this offering.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which B. Riley & Co., LLC (the “Underwriter”) is acting as the sole underwriter. We have entered into an underwriting agreement with the Underwriter with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, the Underwriter has agreed to purchase, and we have agreed to sell, 2,300,000 shares at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement and as indicated below, subject to an option to purchase all or a portion of an additional 230,000 shares to cover over-allotments, if any, made in connection with the offering.

Subject to the terms and conditions in the underwriting agreement, the Underwriter is committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are taken. However, the Underwriter is not obligated to take or pay for the shares of our common stock covered by the Underwriter’s over-allotment option described below, unless and until such option is exercised.

We have granted the Underwriter an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of 230,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these shares of common stock to the Underwriter to the extent the over-allotment option is exercised. The Underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

The Underwriter proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the Underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s option to purchase additional shares of our common stock.

	Per Share	Total Without Over-allotment Exercise	Total With Over-allotment Exercise
Public offering price	$ 10.20	$ 23,460,000	$ 25,806,000
Underwriting discount and commissions payable by us	$ 0.408	$ 938,400	$ 1,032,240
Proceeds to us (before expenses)	$ 9.792	$ 22,521,600	$ 24,773,760

    We have also agreed to reimburse the Underwriter for certain reasonable travel, legal and other out-of-pocket expenses.

We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discount and commission, will be approximately $140,000, which includes legal costs, various other fees and reimbursement of certain of the underwriter’s expenses.

We have agreed to indemnify the Underwriter and persons who control the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to payments the Underwriter may be required to make in respect of such liabilities.

We, along with certain of our executive officers, have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities exercisable or exchangeable for common stock for a period of 180 days with respect to us and a 90 day period with respect to such executive officers.  The lock-up period may be extended under certain circumstances in accordance with the terms of the applicable lock-up agreements.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “KTOS.” On October 5, 2010, the last reported sale price of our common stock on the Nasdaq Global Select Market was $10.75 per share.

In connection with this offering the Underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Over-allotment transactions involve sales by the Underwriter of shares of common stock in excess of the number of shares the Underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the Underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The Underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the Underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon by our counsel, Paul, Hastings, Janofsky & Walker LLP, San Diego, California. The underwriter is being represented in connection with this offering by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2009 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Grant Thornton LLP’s reports, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. You may also access our reports and proxy statements free of charge at our website, http://www.kratosdefense.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the SEC on March 11, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2010 filed with the SEC on April 29, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2010 filed with the SEC on August 6, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2010 (to the extent incorporated in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009);

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2010, February 5, 2010, March 8, 2010, March 10, 2010, April 12, 2010, April 29, 2010, May 17, 2010, May 25, 2010, and August 5, 2010;

•
the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

•
the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, as modified by our Registration Statement on Form 8-A12B (File No. 001-34460),  filed under Section 12(b) of the Exchange Act on September 16, 2009, and including, in each case, any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121, telephone (858) 812-7300.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

From time to time, we may offer up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “KTOS.” On August 12, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.84. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2009.

TABLE OF CONTENTS

Page

PROSPECTUS

ABOUT THIS PROSPECTUS	1

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.	2

RISK FACTORS	2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2

THE SECURITIES WE MAY OFFER	3

RATIO OF EARNINGS TO FIXED CHARGES	5

USE OF PROCEEDS	6

DESCRIPTION OF CAPITAL STOCK	6

DESCRIPTION OF DEBT SECURITIES	9

DESCRIPTION OF WARRANTS	16

DESCRIPTION OF UNITS	18

LEGAL OWNERSHIP OF SECURITIES	19

PLAN OF DISTRIBUTION	22

LEGAL MATTERS	24

EXPERTS	24

WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Kratos Defense & Security Solutions, Inc. is an innovative provider of mission critical engineering, information technology services and warfighter solutions. We work primarily for the U.S. government and federal government agencies, but we also perform work for state and local agencies and commercial customers. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance (C4ISR); weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system test and evaluation; missile and rocket mission launch services; public safety, security and surveillance systems; modeling and simulation; unmanned aerial vehicle products and technology; advanced network engineering and information technology services; and advanced information technology services. We offer our customers solutions and expertise to support their mission-critical needs by leveraging our skills across our core service areas.

We derive a substantial portion of our revenue from contracts performed for federal government agencies, including the U.S. Department of Defense (DOD), with the majority of our revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DOD and civilian government agencies. We believe our diversified and stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

Prior to 2008 we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless-related businesses and chose to pursue business with the federal government, primarily the DOD, through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. In connection with our name change, we changed our Nasdaq Global Market trading symbol to “KTOS”.

Our executive offices are located at 4810 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” and “Kratos” refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q or current report on Form 8-K we file after the date of this prospectus, that are incorporated by reference into this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include statements relating to:

•	our future financial performance;

•	the growth of the market for our products and services;

•	expansion plans and opportunities; and

•	consolidation in the market or industries for our products and services.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

Forward-looking statements reflect our current views with respect to future events, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations or the impact of legal or regulatory matters on business, results of operations or financial conditions, are based on assumptions and are subject to risks, uncertainties and other important factors. Risk factors that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to: changes in the scope or timing of our projects; changes or cutbacks in spending or the appropriation of funding by the federal government, including the DOD, which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; risks of adverse regulatory action or litigation; risks associated with debt leverage; failure to obtain court approval of the proposed litigation settlement or to ultimately settle the litigation; failure to successfully consummate acquisitions or integrate acquired operations; competition in the marketplace which could reduce revenues and profit margins; and other important factors that we discuss in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

These forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or update information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock.  We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities.  We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units.  We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RATIO OF EARNINGS TO FIXED CHARGES

The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for all periods. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because no preferred dividends are accrued, accruing or payable on our outstanding preference shares.

	Six Months Ended June 28, 2009

		Year Ended
		12/28/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges	$(40.6)	$(104.7)	$(25.9)	$(26.7)	$(0.6)	$(19.7)

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including, among other things, working capital requirements and potential re-payment of indebtedness that may be outstanding at the time of any offering under this prospectus. We may also use a portion of the net proceeds to acquire or invest in businesses, services and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 195,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series designated by Kratos’ board of directors, of which 63,637 shares have been designated Series A Preferred Stock, 90,000 shares have been designated Series B Preferred Stock and 1,200,000 have been designated Series C Preferred Stock. As of August 12, 2009, there were 130,262,590 shares of common stock, no shares of Series A Preferred Stock, 10,000 shares of Series B Preferred Stock and no shares of Series C Preferred Stock outstanding.

Common Stock

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “KTOS”.

Preferred Stock

Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of its existing management.

Series A Preferred Stock

There are currently no shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

On May 30, 2002, we issued an aggregate of 90,000 shares of Series B Preferred Stock, 10,000 shares of which were outstanding on August 4, 2009. Each share of Series B Preferred Stock is currently convertible into 100 shares of common stock and will automatically convert into common stock if and when our common stock trades at or above $11.00 per share for 30 consecutive trading days after that date. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any payment is to be made to the holders of common stock, the holders of Series B Preferred Stock are entitled to receive $500 per share plus all accumulated or accrued and unpaid dividends for such share. Holders of shares of Series B Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of shares of common stock, including with respect to the election of members of the board of directors, on an as-converted to common stock basis.

Series C Preferred Stock

On December 16, 2004, in connection with the approval of our Stockholder Rights Plan, our board of directors authorized and declared a dividend of one right to purchase on one-hundredth of a share of Series C Preferred Stock for each outstanding share of common stock to stockholders of record as of the close of business December 27, 2004. Each right entitles the registered holder, subject to the terms of the Stockholder Rights Plan, to purchase one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment. The rights are not exercisable until a Distribution Date occurs (as that term is defined in the Stockholder Rights Plan) and will expire at the close of business on the tenth anniversary of the Stockholder Rights Plan unless earlier redeemed or exchanged. There are currently no shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions

The provisions of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation, amended and restated bylaws and our Stockholder Rights Plan contain provisions that could discourage or make more difficult a change in control of the Company, including an acquisition of the Company by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•
the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•
upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Kratos has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Kratos.

Stockholder Rights Plan

We have a stockholder rights plan that may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders’ ability to approve transactions that they deem to be in their best interests.

Election and Removal of Directors

Our board of directors is elected annually by all holders of our capital stock. Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided however, that unless the entire board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such directors most recent election were then being elected.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated bylaws, only the chairman of the board of directors, the chief executive officer or a majority of the total number of authorized directors may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to properly bring nominations or business before an annual meeting, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the election and removal of the board of directors, amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent and the indemnification of officers and directors.

Our amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A., Shareowner Services. Its address is 161 North Concord Exchange Street, South Saint Paul, MN, 55075 and its telephone number is (800) 468-9716. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries;

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•
to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•
we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Morrison & Foerster LLP, San Diego, California.

EXPERTS

Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2008 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Grant Thornton LLP’s reports, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. The SEC’s Internet site can be found at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-27231):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on March 10, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009 filed with the SEC on May 12, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2009 filed with the SEC on August 6, 2009;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2009;

•	our Current Reports on Form 8-K filed with the SEC on December 31, 2008, January 23, 2009, February 13, 2009, June 10, 2009, August 6, 2009 (with respect to Item 3.03 only) and August 13, 2009;

•
the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

•
the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4810 Eastgate Mall, San Diego, California, 92121, telephone (858) 812-7300.

Annex A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of October 5, 2010, by and among:  Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”); Hammer Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Henry Bros. Electronics, Inc., a Delaware corporation (“Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

recitals

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”) (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent substantially in the form attached hereto as Exhibit B (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

THE MERGER

1.1 Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parent, 4820 Eastgate Mall, San Diego, California 92121, at 10:00 a.m. Pacific time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”).  The Merger shall become effective upon the later of:  (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of the parties.  The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”  The parties agree to use commercially reasonable efforts to consummate the Merger on or prior to December 31, 2010.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation;

(b) the Bylaws of the Company shall be the existing Bylaws of the Surviving Corporation; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

(i) any shares of Company Common Stock (the “Shares”) then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock then outstanding (other than Dissenting Shares) shall be converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Shares shall no longer be outstanding and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.1, the Merger Consideration pursuant to this Section 1.5(a); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time.

1.6 Dissenting Shares.  To the extent required by Law and notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the applicable Merger Consideration as described in Section 1.5, but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Dissenting Shares shall cease and such Shares shall be deemed canceled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5. The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing

1.7 Company Determinations, Approvals and Recommendations.  The Company hereby approves of and consents to the Merger and represents and warrants to Parent and Merger Sub that the Company Board has, at a meeting duly called and held prior to the execution of this Agreement, unanimously (a) determined that this Agreement, including the Merger, is advisable, (b) declared that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements, which approval constituted approval (assuming the accuracy of the representation set forth in Section 4.9 hereof) under the provisions of Section 203(a)(1) of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Merger, are not and will not be subject to the restrictions on business combinations set forth in the provisions of Section 203 of the DGCL, (d) directed that the adoption of this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting, and (e) resolved to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Board Recommendation”).  The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Proxy Statement, and, subject to Section 5.3(f), the Company hereby consents to the inclusion of the Board Recommendation in the Proxy Statement.

SECTION 2

EXCHANGE OF SECURITIES

2.1 Exchange of Certificates.

(a) As promptly as practicable after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Bank, N.A. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Section 2.1 through the Exchange Agent, an amount of cash sufficient to deliver to holders of Shares the aggregate Merger Consideration to which they are entitled pursuant to Section 1.5.  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 1.5.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing Shares (a “Certificate”), other than Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal  that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 1.5 in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or will accrue on any cash payable pursuant to Section 1.5.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Shares to such a transferee if the Certificate formerly representing such transferred Shares is presented to the Exchange Agent in accordance with this Section 2.1(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid.

(c) The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof  shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Shares twelve  months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of Shares who have not theretofore complied with this Section 2.1 shall thereafter look only to Parent for the Merger Consideration payable in respect of such Shares.

(e) Neither Parent, Merger Sub, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Shares for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares formerly represented by such Certificate.

(g) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).  Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.1(d).  In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.2 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or mandated by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 2.1(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Shares formerly represented by such Certificates, net of any required withholding for Tax and without any interest thereon.

2.3 Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) The Acquired Corporations are corporations or other entities duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts.  Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

(b) Part 3.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders.  Part 3.1(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.

(c) Part 3.1(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

3.2 Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and, subject only to obtaining the Necessary Consents, to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Voting Agreements, the “Contemplated Transactions”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, to the extent required by applicable Law with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”)), and the filing of appropriate merger documents as required by the DGCL.

(b) Except as set forth in Part 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”) and (B)  filing of a certificate of merger as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, adversely affect the Acquired Corporations in any material respect.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) above are referred to herein as the “Necessary Consents.”

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock.  As of the date hereof, (a) 6,050,366 shares of Company Common Stock are issued and outstanding (which does not include (i) 150,000 shares reserved for issuance pursuant to the Asset Purchase Agreement dated as of September 2, 2010 with Professional Security Technologies LLC and (ii) 10,000 shares reserved for issuance pursuant to the Stock Purchase Agreement dated as of October 2, 2006, relating to the acquisition of CIS Security Systems Corporation), all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 1,000,499 shares of Company Common Stock are reserved for issuance upon the exercise of Company Stock Options, (c) 0 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of the Company, (d) 0 shares of Company Common Stock are reserved for issuance upon settlement of outstanding restricted stock units (the “Company Restricted Stock Units”), (e) 0 shares of Company Common Stock are held in the treasury of the Company, and (f) 163,700 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options not yet granted.  No shares of Company Preferred Stock are outstanding.  There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in the second sentence of this Section 3.3(a), as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options and the Company warrants outstanding as of the date hereof and the settlement of the Company Restricted Stock Units outstanding as of the date hereof.

(b) Part 3.3(b) of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the Company Equity Plan and the form of award pursuant to which such Company Stock Option was granted,  and (ii) all outstanding Company Restricted Stock Units, including with respect to each such unit the holder, date of grant, vesting schedule and an indication of the Company Equity Plan and form of award pursuant to which such Company Restricted Stock Unit was granted.  Each grant of a Company Stock Option was properly disclosed, and accounted for in accordance with GAAP in the financial statements included in, the Company’s filings with the SEC pursuant to the Exchange Act and all other applicable Laws.  No such grant of a Company Stock Option involved any “back dating,” “market timing”, or similar practices with respect to the effective date of grant (whether intentionally or otherwise).   Each Company Stock Option and Company Restricted Stock Unit was granted in accordance with the terms of the Company Equity Plan applicable thereto.

(c) Except as set forth in this Section 3.3 or in Part 3.3(c) of the Company Disclosure Schedule, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries (collectively, “Options”).  Since September 29, 2010, the Company has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise or settlement, as applicable, of the Company Stock Options and the Company Restricted Stock Units referred to above.

(d) All shares of Company Common Stock subject to issuance as described above are or will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in Part 3.3(d) of the Company Disclosure Schedule, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.  Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances.  None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Law.  None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.  None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

3.4 SEC Reports.

(a) The Company has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a).  Part 3.4(a) of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has delivered to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following:  (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2008, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two Business Days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since the beginning of the fiscal year referred to in clause (i) and all responses to such comment letters by or on behalf of the Company.  To the Company’s Knowledge, except as disclosed in the Company SEC Reports or as set forth on Part 3.4(a) of the Company Disclosure Schedule, each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the beginning of the fiscal year referred to in clause (i) of the immediately preceding sentence.  No Subsidiary of the Company is, or since the beginning of the first fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a) has been, required to file any form, report, registration statement or other document with the SEC.  As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

(d) The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.  Part 3.4(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

(e) The Company is, and since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of NASDAQ, and (ii) the applicable provisions of SOX.  The Company has delivered to Parent true, correct and complete copies of (i) all correspondence between any of the Acquired Corporations and the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), and (ii) all correspondence between any of the Acquired Corporations and NASDAQ since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a).

(f) Since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Part 3.4(g) of the Company’s Disclosure Schedule, since January 1, 2008, (A) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting, (B) all significant deficiencies and material weaknesses in the design or operation of the Acquired Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the Acquired Corporations’ ability to record, process, summarize and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Company’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal control over financial reporting.  Part 3.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all reports and other documents concerning internal control filed with the SEC or delivered to the Company by its auditors since the beginning of the first fiscal year of the Company referred to in clause (i) of the second sentence of Section 3.4(a).  Part 3.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

3.5 Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Balance Sheet”), and (ii) normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations).  The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than the Subsidiaries of the Company are, or, since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) have been, required by GAAP to be included in the consolidated financial statements of the Company.

(b) Part 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the documents creating or governing, all of the Company’s Off-Balance Sheet Arrangements.

(c) Part 3.5(c) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services.  All such non-audit services have been approved as required by Section 202 of SOX.

3.6 Property; Sufficiency of Assets.  The Acquired Corporations (a) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (i) statutory Encumbrances securing payments not yet due and (ii) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, and (b) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Filed Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations.

3.7 Receivables, Customers.

(a) All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b) Part 3.7(b) of the Company Disclosure Schedule lists, and sets forth the amount of revenues received during the most recent fiscal year and fiscal quarter from, each customer or other Person that accounted for (i) more than $1 million of the consolidated gross revenues of the Acquired Corporations in the most recently completed fiscal year, or (ii) more than $500,000 of the consolidated gross revenues of the Acquired Corporations in the most recently completed fiscal quarter.  No Acquired Corporation has received any notice or other communication (in writing or otherwise), indicating that any customer or other Person identified in Part 3.7(b) of the Company Disclosure Schedule may cease dealing with the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with the Acquired Corporations below historical levels.

3.8 Real Property; Equipment; Leasehold.  All material items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.  Except as set forth in Part 3.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any material real property or any material interest in real property.  Part 3.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ material real property leases.

3.9 Proprietary Rights.

(a) Except as set forth in Part 3.9(a) of the Company Disclosure Schedule, with respect to Proprietary Rights owned by the Acquired Corporations (“Owned Proprietary Rights”), each of the Acquired Corporations has exclusive right, title and interest in and to all Owned Proprietary Rights, free and clear of all Encumbrances, and with respect to Proprietary Rights used by any Acquired Corporation, other than Owned Proprietary Rights (including, without limitation, interest acquired through a license or other right to use), each Acquired Corporation has a valid right to use and otherwise exploit such Proprietary Rights, in each case in a manner in which such Proprietary Rights are currently used or currently proposed to be used in the business of such Acquired Corporation as conducted prior to or on the date of this Agreement, as proposed to be conducted by such Acquired Corporation and as necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s).  To the Company’s Knowledge, all Patents, Registered Trademarks, and Registered Copyrights included in the Owned Proprietary Rights (“Company Registered IP”)  are valid and enforceable.  All Company Registered IP that are material to the business of the Acquired Corporations as currently conducted and currently proposed to be conducted are in full force and effect.  All Acquired Corporation Contracts relating to any Proprietary Rights used by any Acquired Corporation, or that any Acquired Corporation is granted a right to use, license and otherwise exploit Proprietary Rights, are valid and in full force and effect; and the consummation of the transactions contemplated hereby will not alter or impair any such rights or the right of the Acquired Corporations to use and exploit such rights.  No claims have been asserted against any Acquired Corporation (and none of the Acquired Corporations is aware of any claims which are likely to be asserted against such Acquired Corporation) by any person challenging the use of any Proprietary Right by any Acquired Corporation or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any Acquired Corporation, and there is no valid basis for any such claim.  No Acquired Corporation is currently infringing (directly, contributorily, by inducement, or otherwise), misappropriating, or otherwise violating any Property Right of any third person.  Without limiting the generality of the foregoing, no Acquired Corporation Product or service manufactured, distributed, provided, used, or sold by an Acquired Corporation infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity.    No infringement, misappropriation, or similar claim or proceeding is pending or, to the best of the Company’s Knowledge, threatened against any Acquired Corporation or against any other person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Corporation with respect to such claim or proceeding.

(b) Part 3.9(b) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 3.9(b)(i)(A) lists all of the Patents owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed.  Part 3.9(b)(i)(B) lists all of the Patents in which any of the Acquired Corporations has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Acquired Corporations, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations;

(ii) Part 3.9(b)(ii)(A) lists all of the Registered Trademarks and domain names owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed.  Part 3.9(b)(ii)(B) lists all of the Registered Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations; and

(iii) Part 3.9(b)(iii)(A) lists all of the Registered Copyrights owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.  Part 3.9(b)(iii)(B) lists all of the Registered Copyrights in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

(c) The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 3.9(b)(i)(A), 3.9(b)(ii)(A) and 3.9(b)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) any lien for current Taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations.  The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights identified in Parts 3.9(b)(i)(B), 3.9(b)(ii)(B), and 3.9(b)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use).  The Acquired Corporation Proprietary Rights identified in Part 3.9(b), together with the Trade Secrets used by any Acquired Corporation, constitute (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted prior to or on the date of this Agreement, or as proposed to be conducted by any of the Acquired Corporations, and (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s).

(d) Except as set forth in Part 3.9(d) of the Company Disclosure Schedule, no Acquired Corporation has granted any third party any right to manufacture, reproduce, distribute, market or exploit any Acquired Corporation Product or any enhancements, modifications, or derivative works based on the Acquired Corporation Products or any portion thereof.  Part 3.9(d) lists all oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product, as follows:

(i) Part 3.9(d)(i) lists (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Corporations grants any ownership right to any Acquired Corporation Proprietary Rights owned by any of the Acquired Corporations; (E) any agreement under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $50,000 with respect to an Acquired Corporation Proprietary Right; (F) any agreement under which any Acquired Corporation grants an option relating to any Acquired Corporation Proprietary Right; (G) any agreement under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporation Products; (H) any agreement pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code; and (I) any agreement or other arrangement limiting any Acquired Corporation’s ability to transact business in any market, field or geographic area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof);

(ii) Part 3.9(d)(ii) lists all licenses, sublicenses and other agreements to which any Acquired Corporation is a party and pursuant to which any Acquired Corporation is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by any of the Acquired Corporations in the ordinary course of business, at a cost not exceeding $50,000 per license.  Except as set forth in Part 3.9(d)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights;

(iii) except as set forth in Part 3.9(d)(iii), none of the Acquired Corporations has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained in standard sales agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel;

(iv) Part 3.9(d)(iv) lists each Acquired Corporation Product that contains any software that may be subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (A) could require, or could condition the use or distribution of such Acquired Corporation Product on, the disclosure, licensing, or distribution of any source code for any portion of such Acquired Corporation Product, or (B) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Acquired Corporation Product, a description of such Acquired Corporation Product and such open source or general public license applicable to such Acquired Corporation Product.  None of the Acquired Corporation Products listed on Part 3.9(d)(iv) have utilized open source software in a manner which requires or could require public disclosure of any Acquired Corporation Source Code; and

(v) there are no outstanding obligations other than as disclosed in Part 3.9(d) to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights (or any tangible embodiment thereof).

(e) No employee of any Acquired Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with such Acquired Corporation.  Except as set forth in Part 3.9(e):

(i) none of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person of any Acquired Corporation Proprietary Rights.  No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to the Acquired Corporations;

(ii) no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, or any contract, agreement, license or and other arrangement under which any of the Acquired Corporations claims any right, title or interest under any Acquired Corporation Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by any Acquired Corporation of the Acquired Corporation Proprietary Rights or the Acquired Corporation Products;

(iii) none of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporation Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Product by any of the Acquired Corporations, or which may affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights; and

(iv) to the Company’s Knowledge, no Acquired Corporation Proprietary Rights have been infringed or misappropriated by any Person.  To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(f) Each person presently or previously employed by any Acquired Corporation (including independent contractors, if any) employed in a research and development or other technical position has executed a confidentiality and non-disclosure agreement, the form of which is attached to Part 3.9(f) of the Company Disclosure Schedule.  Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such person, enforceable in accordance with their respective terms.  Except as set forth in Part 3.9(f):

(i) all Patents owned by any of the Acquired Corporations have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii) (A) all Patents owned by any of the Acquired Corporations have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference has been declared or provoked relating to any such Patents, (D) to the Company’s Knowledge, all Issued Patents owned by any of the Acquired Corporations are valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents owned by any of the Acquired Corporations;

(iii) to the Company’s Knowledge, there is no material fact with respect to any Patent Application owned by any of the Acquired Corporations that would (A) preclude the issuance of an Issued Patent from such Patent Application, (B) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (C) cause the claims included in such Patent Application to be narrowed; and

(iv) no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes or misappropriates any third party Proprietary Rights.

(g) The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which any Acquired Corporation has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets.  Without limiting the generality of the foregoing, except as set forth in Part 3.9(g) of the Company Disclosure Schedule:

(i) all current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights material to the business of such Acquired Corporation have executed and delivered to the applicable Acquired Corporation an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent in which Proprietary Rights have been assigned to such Acquired Corporation;

(ii) all current and former consultants and independent contractors to any of Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights material to the business of such Acquired Corporation have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent in which Proprietary Rights have been assigned to such Acquired Corporation.  No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights; and

(iii) except as disclosed as required under Section 3.9(d)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

(h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(i) No Acquired Corporation is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation Proprietary Rights.

3.10 No Undisclosed Liabilities.  Except as set forth in Part 3.10 of the Company Disclosure Schedule, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.11 Taxes.

(a) Jurisdiction.  Part 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) does or is required to file Tax Returns.  No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that any Acquired Corporation (or any consolidated, combined or unitary group including any Acquired Corporation) is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) Timely Filing of Tax Returns.  The Acquired Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a consolidated, combined or unitary group of corporations, pursuant to applicable Laws.  All Tax Returns filed by (or that include on a consolidated, combined or unitary basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(c) Payment of Taxes.  The Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) have, within the time and in the manner prescribed by Law, paid (and until Closing will pay within the time and in the manner prescribed by Law) all Taxes that are due and payable (whether or not shown on any Tax Return), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for payment thereof on the Company financial statements in accordance with GAAP.

(d) Withholding Taxes.  Each of the Acquired Corporations have complied (and until the Closing will comply) with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other Laws) and have, within the times and in the manner prescribed by Law, paid all such amounts required to be withheld to the proper Governmental Bodies.

(e) Audits.  Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, no Tax Return of any of the Acquired Corporations (and no consolidated, combined, or unitary Tax Return including any Acquired Corporation) is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by any of the Acquired Corporations and, the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes.  Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, no issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  Part 3.11(e) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Acquired Corporations from any Taxing Authority.  The U.S. Federal Income Tax Returns of the Acquired Corporations consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended December 31, 2006.

(f) Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable (including Taxes which the Acquired Corporations are disputing in good faith) and have been determined in accordance with GAAP.  No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes.  Except as disclosed in Part 3.11(f) of the Company Disclosure Schedule, there exists no proposed assessment of Taxes against any of the Acquired Corporations.

(g) Tax Liens.  No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such Encumbrance exist at Closing except for statutory liens for Taxes not yet due.

(h) Tax Sharing Agreements.  Part 3.11(h) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.  No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

(i) Extensions of Time for Filing Tax Returns.  None of the Acquired Corporations has requested, either separately or as a member of a consolidated, combined or unitary group of corporations, any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(j) Waiver of Statutes of Limitations.  None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(k) Powers of Attorney.  No power of attorney currently in force has been granted by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) concerning any Taxes or Tax Return.

(l) Tax Rulings.  None of the Acquired Corporations has received or been the subject of a Tax Ruling or a request for a Tax Ruling.  None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date.

(m) Availability of Tax Returns.  Part 3.11(m) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and accurate copies of, all Tax Returns and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods beginning after December 31, 2006 and ending on or prior to the Closing Date.

(n) Opinions of Counsel.  Part 3.11(n) of the Company Disclosure Schedule lists, and the Company has provided to Parent true and complete copies of, all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which pertain to any of the Acquired Corporations with respect to Taxes.

(o) Section 481 Adjustments.  None of the Acquired Corporations is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation), and the Internal Revenue Service has not proposed any such change in accounting method.

(p) Net Operating Loss Carryovers.  Part 3.11(p) of the Company Disclosure Schedule sets forth, as of January 1, 2010, the amount of each Acquired Corporation’s federal, state and local net operating losses, on a consolidated basis.

(q) Tax Credit Carryovers.  Part 3.11(q) of the Company Disclosure Schedule sets forth, as of the date hereof, the amount of each Acquired Corporation’s tax credit carryover, the nature of those tax credits and the years in which they arose.

(r) Section 338 Election.  No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties.

(s) Intercompany Transactions.  None of the Acquired Corporations has engaged in any transactions with affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.  Each transaction between any Acquired Corporation and its affiliates complies with any applicable transfer pricing Laws in all material respects.

(t) Real Property Transfer Tax.  Except as set forth in Part 3.11(t) of the Company Disclosure Schedule, none of the Acquired Corporations owns any interest in real estate as a result of which ownership the Merger or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar Tax.

(u) Transfer Taxes.  The Company shall pay all transfer Taxes and other similar Taxes imposed due to the Merger or any other transactions contemplated by this Agreement.

(v) Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code (or similar provisions under any other Laws) for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

(w) Section 409A.  None of the Acquired Corporations is party to any agreement, contract or arrangement that could result in the imposition of additional taxes to any of its current or former service providers under Section 409A of the Code (or similar provisions under any other Laws).

(x) Section 280(G).  None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code (or similar provisions under any other Laws).

(y) Section 355 Representation.  None of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (or similar provisions under any other Laws) (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or similar provisions under any other Laws) in connection with the Merger.

3.12 Employees and Employee Benefits.

(a) Except as required under this Agreement, since December 31, 2009, there has not been (i) any adoption or material amendment of any Company Employee Plan, or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2009.  Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Acquired Corporations and all Company Employee Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant.

(b) No consent or approval of any participant in any Company Employee Plan is required to effect the Contemplated Transactions.

(c) For purposes of this Agreement, the following definitions apply:  “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412, 430 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign Laws or regulations and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Part 3.12(d) of the Company Disclosure Schedule contains a true, correct and complete list of each written or oral Company Employee Plan.

(e) With respect to each Company Employee Plan, the Company has delivered to Parent a true, correct and complete copy of:  (i) each writing constituting a part of such Company Employee Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and SAS 112 letters; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; (vii) all material written contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (viii) all minutes, if any, from all fiduciary and administrative committee meetings, if any, during the past three years for all Company Employee Plans that are employee pension benefit plans within the meaning of ERISA Section 2.  Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Employee Plan or any new Company Employee Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Company Employee Plan.

(f) Part 3.12(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  The Internal Revenue Service has issued a favorable determination letter (or such Plan is relying on a volume submitter (or the like) qualification letter) with respect to each Qualified Plan that has not been revoked, and, to the Company’s Knowledge, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No Company Employee Plan is intended to meet the requirements of Code Section 501(c)(9).

(g) All contributions required to be made to any Company Employee Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

(h) Each Company Employee Plan has been maintained and administered in substantial compliance with its terms and in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws.  There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code.  No prohibited transaction has occurred with respect to any Company Employee Plan.  None of the Acquired Corporations, nor to the Company’s Knowledge, any other Person have engaged in any transaction with respect to any Company Employee Plan that could be reasonably likely to subject any of the Acquired Corporations to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under the Code, including Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000.  Any Company Employee Plan terminated prior to the Closing Date was in compliance with all applicable qualification requirements at the time of termination, all applicable Laws were satisfied with respect to such termination, all participants in such plans were provided with adequate advance notice of such termination (if required by applicable Law) and, in the case of any terminated plan intended to be qualified under Section 401(a) of the Code, the Company filed a request for a final determination letter and received a favorable determination with respect to the qualification of such plan at termination, and a copy of each such determination has been provided to the Parent.

(i) There are no pending or, to the Knowledge of the any of the Acquired Corporations, threatened actions, claims, suits, proceedings, investigations or reviews against or of the Company Employee Plans or the assets of any of the trusts under any of the foregoing plans or the sponsor, administrator or fiduciary of any of the Company Employee Plans (other than routine benefit claims), nor do the Acquired Corporations have any Knowledge of facts that could form the basis for any such actions, claims, suits, proceedings, investigations or reviews that would reasonably be expected to result in a material liability.

(j) No Company Employee Plan is or has in the past six years been subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code.  All liabilities in connection with the termination of any Company Employee Plan that was sponsored, maintained or contributed to by any Acquired Corporation, or with respect to which any of them had any liability, at any time within the past three years have been fully satisfied.

(k) Except as set forth on Part 3.12(k) of the Company Disclosure Schedule, no Company Employee Plan is a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(l) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Acquired Corporation following the Closing.  Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.  Part 3.12(l) of the Company Disclosure Schedule lists each ERISA Affiliate of any Acquired Corporation since January 1, 2003.

(m) Except as set forth in Part 3.12(m) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee or independent contractor of any of the Acquired Corporations, the consummation of the Contemplated Transactions will not, either alone or together with any other event  (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person.  Part 3.12(m) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Acquired Corporations as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(n) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation.  With respect to each Company Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims under such Company Employee Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements.

(o) All stock options or share appreciation rights granted by any of the Acquired Corporations were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code on the date of grant, and are not otherwise subject to the requirements of Section 409A of the Code.  None of the Acquired Corporations is subject to any agreement or contract that would require it to “gross up” or otherwise compensate any current or former employee, officer, director, or other service provider because of the imposition of any income, excise, or other tax on a payment or benefit provided to such person.

(p) No Company Employee Plan is subject to Laws other than those of the United States and/or the States thereof.

(q) Part 3.12(q) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances in excess of $20,000 made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business.  None of the Acquired Corporations have, since January 1, 2007, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of and Acquired Corporation.  Part 3.12(q) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(r)  As soon as practicable after the date hereof, the Company’s board of directors or the appropriate committee thereof shall take all necessary action (including adopting resolutions or Company Equity Plan amendments, and providing any required notice to any holder of Company Stock Options) to effect the requirements, terms and conditions of Section 5.9(a).

3.13 Compliance with Laws; Governmental Authorizations.  The Acquired Corporations are, and at all times have been, in material compliance with each Law that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Law, or (b) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  Part 3.13 of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14 Environmental Matters.  Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.15 Legal Proceedings.

(a) Except as set forth in Part 3.15 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b) To the Company’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.16 Absence of Certain Changes and Events.  Except as set forth in Part 3.16 of the Company Disclosure Schedule, since June 30, 2010, the Acquired Corporations have conducted their businesses only in the ordinary course of business, consistent with past practices and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on the Acquired Corporations, including any action or event described in Section 5.2(a)(b)(c) or (e) or any of the following:

(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options or the valid settlement of outstanding Company Restricted Stock Units), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Stock Options described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

(d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option or Company Restricted Stock Unit, or (iii) any restricted stock purchase agreement;

(e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

(f) any receipt by the Acquired Corporations of any Acquisition Proposal;

(g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

(h) any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet, exceeds $25,000 in the aggregate;

(i) except in the ordinary course of business and consistent with past practice, any action by any Acquired Corporation to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Material Contract;

(j) any (i) acquisition, lease or license by any Acquired Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Corporation of any right, except for rights or other assets acquired, leased, licensed, sold or disposed of in the ordinary course of business and consistent with past practices;

(k) any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Corporation;

(l) any pledge of any assets of or sufferance of any of the assets of an Acquired Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(m) any (i) loan by an Acquired Corporation to any Person or (ii) incurrence or guarantee by an Acquired Corporation of any indebtedness for borrowed money;

(n) any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Company Employee Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation;

(o) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

(p) any material Tax election by, or pertaining to, any Acquired Corporation;

(q) any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

(r) any agreement or commitment to take any of the actions referred to in clauses (b) through (q) above.

3.17 Contracts; No Defaults.

(a) Part 3.17(a) of the Company Disclosure Schedule lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has delivered to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the following):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, officer or affiliate of any Acquired Corporation;

(iii) evidencing, governing or relating to indebtedness for borrowed money;

(iv) not entered into in the ordinary course of business that involves expenditures or receipts in excess of $25,000;

(v) that in any way purports to restrict the business activity of any Acquired Corporation or any of their affiliates, or to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $10,000 to any current or former employee or director;

(vii) (A) relating to the acquisition, transfer, development, sharing or licensing of any Proprietary Rights (except for any Contract pursuant to which (1) any Proprietary Right is licensed to any of the Acquired Corporations under any third-party software license generally available to the public, or (2) any Proprietary Right is licensed by any of the Acquired Corporations to any Person on a nonexclusive basis); or (B) of the type referred to in Section 3.9(e);

(viii) providing for indemnification of any officer, director, employee or agent;

(ix) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options;

(x) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously delivered by the Company to Parent;

(xi) relating to any currency hedging;

(xii) (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing “standstill” or similar provisions;

(xiii) except in the ordinary course of business and consistent with past practices (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $1 million in the aggregate, or contemplating or involving the performance of services having a value in excess of $500,000 in the aggregate;

(xvi) that would reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or on any of the transactions contemplated by this Agreement; and

(xvii) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

(c) Except as set forth in Part 3.17(c) of the Company Disclosure Schedule:  (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2010, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.18 Sale of Products; Performance of Services.

(a) Except as set forth in Part 3.18(a) of the Company Disclosure Schedule, each product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person:  (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) to any Acquired Corporation’s Knowledge, was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Right or other asset (or the operation or performance thereof).

(b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws.

(c) Except as set forth in Part 3.18(c) of the Company Disclosure Schedule, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations, except in each such case for claims that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.19 Insurance.  The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition.  All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies.  The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies.  The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by any of the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

3.20 Labor Matters.  Except as disclosed in the Filed Company SEC Reports, (a) none of the Acquired Corporations has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees; (b) to the Company’s Knowledge, none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (d) to the Company’s Knowledge, no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Corporations; (e) to the Company’s Knowledge, no grievance is pending or threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.  No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act  and any similar state Law, such as California Labor Code Section 1400, et seq (collectively, the “WARN Act “) and during the 5 years preceding and including the Closing Date none of the Acquired Corporations has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the any of the Acquired Corporations; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act.  Each of the Acquired Corporations has been and is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance.  None of the current or former independent contractors of the Acquired Corporations was improperly classified as a non-employee and no current or former employees classified as “exempt” from overtime requirements were improperly classified as exempt.  None of the Acquired Corporations engage any individual to perform services pursuant to an employee leasing or similar agreement with any outside agency.  None of the employees of the Acquired Corporations is or has been employed outside of the United States by or on behalf of any of the Acquired Corporations.  Part 3.20 of the Company Disclosure Schedule lists each Employment Loss with annual compensation in excess of $50,000, occurring during the preceding 90 days (and will be updated by the Company to reflect such Employment Losses occurring during the 90 days preceding the Closing Date) and sets forth the name of each Person suffering such an employment loss and the location at which he or she worked.

3.21 Business Relationships.  The relationships of the Acquired Corporations with their customers, distributors, licensors, designers and suppliers are satisfactory in all material respects.

3.22 Interests of Officers and Directors.  None of the officers or directors of any of the Acquired Corporations or any of their respective affiliates (other than the Acquired Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Company Employee Plans, Company Equity Plans, Company Stock Options and the Company Restricted Stock Units.  Each officer, director and stockholder beneficially owning 5% or more of the Company’s Common Stock is set forth in Part 3.22 of the Company Disclosure Schedule.

3.23 Anti-Takeover Law.  The respective boards of directors of the Acquired Corporations have taken all action necessary or required to (i) render inapplicable to this Agreement and the consummation of the Merger and the other Contemplated Transactions the restrictions contained in (a) any state takeover Law that may purport to be applicable to this Agreement and the consummation of the Merger and the other Contemplated Transactions, including, but not limited to, Section 203 of the DGCL, (b) any takeover provision in the Organizational Documents and (c) any takeover provision in any Acquired Corporation Contract and (ii) approve the Voting Agreements under Section 203 of the DGCL prior to execution.

3.24 Opinion of Financial Advisor.  The Company’s board of directors has received the opinion of Imperial Capital, LLC (the “Company Financial Advisor”) (a copy of whose engagement letter has been provided to Parent) dated October 4, 2010, to the effect that, as of such date, the consideration to be received by the holders of the Shares in the proposed Merger is fair to the Company’s stockholders from a financial point of view.  A copy of that opinion has been delivered to Parent.  The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Proxy Statement.

3.25 Brokers; Fees and Expenses.  No broker, finder, investment banker or other Person (other than the Company Financial Advisor) is entitled to any brokerage, finder’s other similar fee or commission in connection with the Merger and the other Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation.  The Company has heretofore furnished to Parent copies of all Acquired Corporation Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.  The fees and expenses of any broker, finder, or investment banker retained by the Company in connection with the Merger and the other Contemplated Transactions incurred or to be incurred by the Company in connection with the Merger and the other Contemplated Transactions will not be inconsistent with the fees and expenses set forth in Part 3.25 of the Company Disclosure Schedule.

3.26 Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, on the date of mailing to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement.

3.27 No Discussions.  As of the date of this Agreement, none of the Acquired Corporations, their respective boards of directors, or any of its or their respective Affiliates or Representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.  None of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill” non-solicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Good Standing.  Parent and each of its Subsidiaries are corporations duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound.  Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.2 Authority; No Conflict.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a Certificate of Merger as required by the DGCL and the adoption of this Agreement by Parent as sole stockholder of Merger Sub which shall occur immediately after the execution and delivery of this Agreement).  This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(b) Except for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement,  neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

(c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, and (B) filing of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.3 SEC Reports.  Parent has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since January 1, 2008 (“Parent SEC Reports”).  Each of the Parent SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.4 Financial Statements.  Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports since Parent’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”), and (ii) normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Parent).

4.5 Legal Proceedings.

(a) Except as set forth in Part 4.5 of the Parent Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against Parent or any Subsidiary of Parent, and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To Parent’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.6 Proxy Statement. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 Funds.  Parent has, and upon the Effective Time, Parent and Merger Sub will have sufficient funds to cause the Surviving Corporation to consummate the Merger, to make the payments contemplated by this Agreement and to pay all fees and expenses in connection therewith.

4.8 Ownership and Activities of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Encumbrance.

4.9 Ownership of Company Common Stock.  None of Parent or Merger Sub or any of their affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

4.10 No Additional Representations.  Each of Parent and Merger Sub acknowledges and agrees that except as expressly set forth in Section 3 of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective representatives has made any representation or warranty, express or implied, to Parent, Merger Sub or any of their respective representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any of their respective representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries made available to Parent, Merger Sub and their representatives, except as expressly set forth in Section 3 of this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s having made available to Parent, Merger Sub or their representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective representatives makes any representation or warranty to Parent, Merger Sub or their representatives with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

SECTION 5

CERTAIN PRE-CLOSING COVENANTS

5.1 Access and Investigation.

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to (i) applicable Antitrust Laws relating to the exchange of information, (ii) applicable Laws protecting the privacy of employees and personnel files, (iii) applicable undertakings given by the Company to others requiring confidential treatment of documents, and (iv) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, the Company shall, and shall cause the Acquired Corporation’s Representatives, (1) to provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Acquired Corporations and (2) to cause its officers to confer regularly with Parent concerning the status of the Company’s business, in each case as Parent may reasonably request.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with, or afford Parent the right to make, copies of (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice of alleged violations or legal non-compliance received by any of the Acquired Corporations from any Governmental Body.

5.2 Pre-Closing Operations; Notification Obligations.

(a) During the Pre-Closing Period the Company shall:

(i) ensure that each of the Acquired Corporations (A) conducts its business and operations in the ordinary course of business consistent with past practices and (B) complies with all applicable Laws and all Material Contracts (which for the purpose of this Section 5.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

(ii) use commercially reasonable efforts so that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations;

(iii) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.19;

(b) During the Pre-Closing Period (except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its Parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock) or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Acquired Corporation;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their present terms and shares reserved for issuance noted in Section 3.3(a);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability Company, joint venture, association or other entity or division thereof;

(v) acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $75,000 during any fiscal quarter;

(vi) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(vii) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

(viii) other than contract bonding requirements in the ordinary course of business consistent with past practices, repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and except for customary travel advances to employees;

(x) (a) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, (b) waive, release, grant or transfer any right of material value under a Material Contract other than in the ordinary course of business consistent with past practices or (c) commence any Legal Proceeding;

(xi) enter into any Material Contract (a) except in the ordinary course of business consistent with past practices, (b) if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of any Acquired Corporation or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; (c) containing any restriction on the ability of any Acquired Corporation to assign all or any portion of its rights, interests or obligations there under, unless such restriction expressly excludes any assignment to Parent and its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement; or (d) of the type described in Section 3.17(a);

(xii) change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims there under, in each case in a manner materially adverse to the Acquired Corporations, taken as a whole;

(xiii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation or cause more than 20 Employment Losses to occur at any single site of employment;

(xiv) hire any new employee at the level of manager or above or with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose engagement may not be terminated by the Company on 30 days’ notice or less;

(xv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Corporation, except for increases in the ordinary course of business consistent with past practices in base compensation for any employee, officer, director or independent contractor that were communicated to such employee, officer, director or independent contractor prior to the date hereof;

(xvi) except as required to comply with applicable Law or any Contract or Company Employee Plan in effect on the date of this Agreement, (A) pay to any employee, officer, director or independent contractor of any Acquired Corporation any benefit not provided for under any Contract or Company Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Company Employee Plan (including the grant of Company Stock Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Company Employee Plan or awards made there under), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Employee Plan, (E) adopt, enter into or amend any Company Employee Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Law, for “at will employment” with no severance benefits or (F) make any material determination under any Company Employee Plan that is not in the ordinary course of business consistent with past practices;

(xvii) (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by, or with respect to, the Acquired Corporations, (B) settle or compromise any Legal Proceeding relating to any material Tax or (C) make or revoke any material Tax election;

(xviii) except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xix) take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xx) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practices) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practices) to be made in subsequent fiscal quarters or (C) any practice which would have the effect of postponing to subsequent fiscal quarters expenses by any Acquired Corporation that would otherwise be expected (based on past practices) to be accrued in prior fiscal quarters (including the current fiscal quarter);

(xxi) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect;

(xxii) permit, or take any action or fail to take any action that could result in or increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and

(xxiii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii) any material breach of any covenant of the Company;

(iv) any material Legal Proceeding pending against or with respect to the Acquired Corporations in respect of any Tax matter;

(v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and

(vi) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations or the transactions contemplated by this Agreement.

No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

(i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii) any material breach of any covenant of Parent;

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent; and

(v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent or the transactions contemplated by this Agreement.

No notification given to the Company pursuant to this Section 5.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

(e) During the Pre-Closing Period and at least one Business Day prior to the Closing the Company shall take or cause to be taken all required action (including adopting appropriate resolutions of the board of directors and plan amendments) to terminate the benefit plans set forth on Schedule 5.2(e) of the Company Disclosure Schedule in a manner reasonably acceptable to Parent.

5.3 Solicitation of Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern Time on the 40th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Acquired Corporations and their respective Representatives shall have the right to:  (i) initiate, solicit, facilitate, induce and encourage any inquiry or the making, submission or announcement of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to nonpublic information to any Person pursuant to confidentiality agreements on terms with respect to confidentiality not more favorable to such Person than those contained in the Confidentiality Agreement, dated as of April 28, 2010, between the Company and Parent (the “Confidentiality Agreement”); provided, however, that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any nonpublic information concerning the Acquired Corporations that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to (except that the Company may take actions described in clauses (ii) and (iii) in connection with the continuation of discussions with any Person who shall have submitted an Acquisition Proposal prior to the No-Shop Period Start Date), (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any Acquisition Agreement; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.3(b) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal or an Acquisition Proposal that is reasonably likely to result in a Superior Proposal if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have knowingly and intentionally violated, in any material respect, any of the restrictions set forth in this Section 5.3, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (3) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least 24 hours prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent).  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3 by the Company.

(c) From the date of this Agreement and until the No-Shop Period Start Date, the Company shall advise Parent orally and in writing of the receipt by the Company of any written Acquisition Proposal, or a material modification to such written Acquisition Proposal, no later than two Business Days after the receipt of such written Acquisition Proposal or material modification thereto and shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.  From and after the No-Shop Period Start Date, the Company shall promptly (and in no event later than two Business Days after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, or indication of interest, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  From and after the No-Shop Period Start Date, the Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.  The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations and will use its commercially reasonable efforts to enforce or cause to be enforced any obligation to do so.

(e) Except as expressly provided by Section 5.3(f), at any time after the date hereof (whether before or after the No-Shop Period Start Date), neither the Company Board nor any committee thereof shall:  (i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) after the public announcement of the submission of an Acquisition Proposal, fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Acquisition Proposal on a Schedule TO or (E) fail to include the Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company may effect a Recommendation Change if:

(i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not knowingly and intentionally violated, in any material respect, the terms of Section 5.3, (B) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the three (3) Business Day notice period shall have recommenced; or

(ii) a material fact, event, change, development or set of circumstances that was not known by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.3(f)(i)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with independent financial advisors and outside legal counsel) that the failure to take such action in light of the Intervening Event would reasonably be expected to be a breach of its fiduciary duties, (B) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and, no later than the time of such notice, provided Parent with a written explanation of the Company Board’s basis for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the three (3) Business Day notice period shall have recommenced.

(g) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however,  in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.3(e) (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Board’s approval or recommendation of the Merger and this Agreement).

5.4 Stockholder Approval and Proxy Statement.

(a) The Company shall use commercially reasonable efforts to prepare and file with the SEC, within 15 calendar days of the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company will use commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC.  No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent a reasonable opportunity to review and comment thereon.  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to the Company’s stockholders.

(b) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock for the purpose of considering the approval and adoption of this Agreement (the “Company Stockholders Meeting”), a proposal to adjourn the Company Stockholders Meeting as deemed advisable by the Company Board, the election of directors and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting.  The Company Stockholders Meeting shall be held within 30 calendar days of the date of mailing the definitive Proxy Statement; provided, however, for the avoidance of doubt, the Company, at the request of Parent, or if the Company Board deems appropriate (in each case with the consent of Parent in case of the Company Board’s determination, and with the consent of the Company, in case of Parent’s request, which consents shall not be unreasonably withheld or delayed) shall postpone or adjourn the Company Stockholders Meeting (i) for the absence of a quorum; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure prior to the Company Stockholders Meeting; (iii) if required by Law; or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 5.3(f) that it intends to make a Recommendation Change in connection with a Superior Proposal or an Intervening Event and the applicable deadline contemplated by Section 5.3(f) with respect to such notice has not been reached.  Subject to Section 5.3, the Company Board shall include the Board Recommendation in the Proxy Statement.  Unless the Company Board shall have made a Recommendation Change in compliance with Section 5.3, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.4(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or a Recommendation Change.

(c) The Company agrees and acknowledges that it will nominate for election as directors at the Company Stockholders Meeting only individuals who have agreed and acknowledged in writing to abide by the terms of this Agreement.

5.5 Regulatory Approvals.

(a) Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, Parent, Merger Sub and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger.  Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement:  (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

5.6 Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.7 Disclosure.

(a) Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Shares or the Parent Company Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make (a) public disclosure reasonably required in the public SEC filings made by the respective parties in connection with the transactions contemplated hereby and (b) public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.7.

(b) Before any written communications related to the Merger of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Merger  for purposes of, among other things, determining whether that communication is required to be filed pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act, as applicable.  Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Merger. For purposes of the foregoing, written communications related to the Merger shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

5.8 Section 16 Matters.  Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is subject to Section 16 of the Exchange Act of Shares or Company Stock Options pursuant to this Agreement or the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.9 Company Equity Awards; Warrants.

(a) At the Effective Time, all rights with respect to Company Common Stock under each Company Stock Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced.  From and after the Effective Time, (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Option Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that each Company Stock Option assumed by Parent in accordance with this Section 5.9(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time.  The “Option Exchange Ratio” shall be 0.6552, which represents the fraction obtained by dividing $7.00 by the average closing sales price for one share of Parent Common Stock on the Nasdaq National Market for the ten (10) trading-day period ending on the first business day immediately preceding the date hereof.  Parent shall at all times after the Effective Time maintain an effective S-8 registration statement with respect to all Company Stock Options assumed hereunder for so long as any such Company Stock Options are outstanding.

(b) Prior to the Closing, the Company shall take all action necessary to ensure that as of the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) then outstanding, whether or not then exercisable or vested, shall be canceled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, cash without interest thereon in an amount (if any) equal to the difference of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Warrant, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld, if any.  If the terms of any Company Warrant do not themselves provide for or authorize the treatment thereof set forth in this Section 5.9(b), the Company shall use commercially reasonable efforts to obtain the consent of the holder thereof to such treatment; provided, however, that without Parent’s consent, the Company shall not pay any additional consideration to any such holder to obtain such consent.

5.10 Indemnification of Officers and Directors, etc.

(a) All rights to indemnification under the Company’s certificate of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (each, a “Covered Party”) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time.

(b) The Company shall purchase one or more prepaid policies to provide to the Company’s current directors and officers an insurance and indemnification policy that provides for six years from the Effective Time, coverage for events occurring prior to the Effective Time that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage for the period of six years from the Effective Time; provided, however, that the total cost to the Company for such prepaid policies shall not exceed 300% of the current annual premium.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

5.11 Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any similar provision of the Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

5.12 Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Stockholder Approval.  This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

(b) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

(c) No Litigation.  There shall not be pending or threatened any Legal Proceeding by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, other than those contained in Section 3.3, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).  The representations and warranties of the Company contained in Section 3.3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimus inaccuracies.

(b) Performance of Obligations of the Company.  The Company shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement; provided, however, that this condition shall be deemed satisfied if any failure to perform or comply with such other agreements, obligations or covenants shall have been cured to the good faith satisfaction of Parent.

(c) No Legal Restraints.  No Law or Order shall have been enacted, enforced, promulgated, amended, issued or deemed applicable to the Merger by any Governmental Body, that has had or is reasonably likely to have, any of the following consequences:

(i) make illegal, or restrain or prohibit the consummation of the Merger;

(ii) obtain material damages in connection with the Merger;

(iii) restrain, prohibit, adversely affect or limit the ownership or operation by Parent, Merger Sub or any of their respective Affiliates, of the business conducted by the Company or any of its Affiliates, or materially restrict the exercise or use, of all or any material portion of the business or assets of the Company or any its Affiliates, or compel Parent, Merger Sub or any of their respective Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of the Company or any its Affiliates, or seek to impose any material limitations on the ability of Parent, Merger Sub or any of their respective Affiliates to conduct the Company’s business or own such assets; or

(iv) impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares or any shares of common stock of the Surviving Corporation acquired by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders.

(d) No Litigation.  There shall not have been instituted, pending or overtly threatened in writing, indicating a present intention and capability to initiate, any action or proceeding by or before any Governmental Body that has resulted or is reasonably likely to result in any of the consequences referred to in clauses (i), (iii) and (iv) of Section 6.2(c); except for any legal proceedings made or brought by any stockholders of the Company (on their own behalf or on behalf of the Company) arising out of the transactions contemplated by this Agreement.

(e) No Material Adverse Effect.  No Material Adverse Effect on the Acquired Corporations shall have occurred following the execution and delivery of the Agreement that has not been cured prior to the Closing Date.

6.3 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Obligations of Parent and Merger.  Each of Parent and Merger Sub shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement; provided, however, that this condition shall be deemed satisfied if any failure to perform or comply with such other agreements, obligations or covenants shall have been cured to the good faith satisfaction of the Company.

SECTION 7

TERMINATION

7.1 Termination.  This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before February 28, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(e) by the Company:

(i) if the Company is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, individually or in the aggregate, a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e)(i) until the earlier of (x) 11 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the Outside Date;

(ii) if, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties, (ii) the Company has not violated, in any material respect, the terms of Section 5.3, (iii) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (iv) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed by Parent in a written offer capable of acceptance, and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were accepted by the Company, (vi) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and have provided to Parent another three (3) Business Day notice period and (vii) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee in accordance with Section 7.3(b)(i); or

(f) by Parent:

(i) if Parent is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, a Material Adverse Effect on the Company’s ability to consummate the Merger; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts (it being understood that a failure to comply with Section 5.3 shall be deemed incapable of being cured), then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f)(i) until the earlier of (x) 15 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the Outside Date;

(ii) at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, in the event that a Company Triggering Event shall have occurred; or

(iii) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

7.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

7.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a termination fee of $1,788,000.00 (the “Company Termination Fee”) by wire transfer of immediately available funds in the event that this Agreement is terminated as follows:

(i) if the Company shall terminate this Agreement pursuant to Section 7.1(e)(ii), the Company shall pay to Parent the Company Termination Fee prior to or at the time of the termination of this Agreement;

(ii) if Parent shall terminate this Agreement pursuant to Section 7.1(f)(ii), the Company shall pay to Parent the Company Termination Fee within five Business Days of such termination; and

(iii) if (x) Parent shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(f)(i) or (y) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(d) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been made to the Company Board or the Company or publicly announced and not irrevocably withdrawn, and (B) the Company enters into an Acquisition Agreement with respect to, or consummates, an Acquisition Proposal within 6 months following the date this Agreement is terminated, the Company shall pay to Parent the Company Termination Fee within five Business Days of the consummation of the transactions contemplated by such Acquisition Agreement.  For purposes of this Section 7.3(b)(iii), “Acquisition Proposal” shall have the meaning ascribed thereto in Exhibit A except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”.

(c) If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by Wells Fargo Bank N.A.) in effect on the date such overdue amount was originally required to be paid.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1 Amendment.  This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.  This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2 Remedies Cumulative; Waiver.

(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement.  Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3 No Survival.  None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

8.4 Entire Agreement.  This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

8.5 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7 Consent to Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties:  (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware.

8.8 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9 Disclosure Schedules.

(a) The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 3.  The information disclosed in any numbered or lettered Part shall, unless it shall be reasonably apparent from its context, be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.

(c) Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Section 3.

8.10 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3(c), the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11 Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written consent of the other parties hereto.  Any attempted assignment of this Agreement or of any such rights by the Company, Parent or Merger Sub without the consent of the other parties hereto shall be void and of no effect.

8.12 No Third Party Rights.  There are no third party beneficiaries of this Agreement, except (a) as otherwise expressly set forth in Section 5.10, and (b) for the right of holders of Shares to pursue claims for damages and other relief (including equitable relief) for any breach of this Agreement by Parent or Merger Sub after the Effective Time.

8.13 Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):

Henry Bros. Electronics, Inc.
Attention:      Mr. James E. Henry
Vice-Chairman, Chief Executive Officer,
Treasurer and Director
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Fax No.:  (201) 794-8341

with a copy to:

Moses & Singer LLP
Attention:  Arnold N. Bressler, Esq.
The Chrysler Building
405 Lexington Avenue
New York, New York  10174-1299
Fax No.:  (212) 377-6036

Parent and Merger Sub:

Kratos Defense & Security Solutions, Inc.
Attention:  Chief Financial Officer
4820 Eastgate Mall
San Diego, California 92121
Fax No.:  (858) 812-7303

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
Attention:  Deyan P. Spiridonov, Esq.
        Teri E. O’Brien, Esq.
4747 Executive Drive, 12th Floor
San Diego, California 92121
Fax No.:  (858) 458-3005

8.14 Cooperation; Further Assurances.  Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by such other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.15 Construction; Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.16 Enforcement of Agreement.  Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the other parties may be entitled, at law or in equity, such parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.17 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.18 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Kratos Defense & Security Solutions, Inc.

By: /s/ Eric DeMarco

Name: Eric DeMarco

Title:  President & Chief Executive Officer

Hammer Acquisition Inc.

By: /s/ Eric DeMarco

Name: Eric DeMarco

Title:  President & Chief Executive Officer

Henry Bros. Electronics, Inc.

By: /s/ James E. Henry

Name: James E. Henry

Title:  Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporation” shall mean the Company or any of its Subsidiaries, and “Acquired Corporations” shall mean the Company and all of its Subsidiaries.

“Acquired Corporation Contract(s)” shall mean any Contract (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” shall mean each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:  (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Blue Sky Laws” shall have the meaning set forth in Section 3.2(c).

“Board Recommendation” shall have the meaning set forth in Section 1.7.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Certificate” shall have the meaning set forth in Section 2.1(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Employee Plan” shall mean an (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance (including any self-insured arrangements), employee assistance program, supplemental unemployment benefits, profit-sharing, fringe benefit, pension or other retirement, vacation, or sick leave program, agreement or arrangement and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Corporations or any ERISA Affiliate of the Acquired Corporations.

“Company Equity Plans” shall mean: (a) the Incentive Stock Option Plan of Integcom Corp.; (b) the Diversified Security Solutions, Inc. 2002 Stock Option Plan; (c) the Henry Bros. Electronics, Inc. 2006 Stock Option Plan; and (d) the Henry Bros. Electronics, Inc. 2007 Stock Option Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.24.

“Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

“Company Registered IP” shall have the meaning set forth in Section 3.9(a).

“Company Restricted Stock Units” shall have the meaning set forth in Section 3.3(a).

“Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Company Stock Certificate” shall mean a valid certificate previously representing any shares of Company Common Stock.

“Company Stock Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company or otherwise).

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.4(b).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred:  (a) the Company Board or any committee thereof shall have for any reason effected a Recommendation Change or resolved to do so; (b) the Company shall have failed to include in the Proxy Statement the Board Recommendation; (c) the Company Board fails to reaffirm (without material qualification, which would be viewed by a reasonable stockholder as having the effect of failing to reaffirm the Board Recommendation) the Board Recommendation, or fails to publicly state that Merger is in the best interests of the Company’s stockholders, within 10 Business Days after Parent requests in writing, after the public announcement of the submission of an Acquisition Proposal, that such action be taken; (d) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal (whether or not a Superior Proposal); (e) the Company shall have entered into any Acquisition Agreement (whether or not relating to a Superior Proposal); (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal is announced; or (h) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have, in any material respect, breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

“Company Warrant” shall have the meaning set forth in Section 5.9(b).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” shall have the meaning set forth in Section 3.12(c).

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Covered Party” shall have the meaning set forth in Section 5.10(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“EDGAR” shall have the meaning set forth in Section 3.4(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff, (iii) a reduction in hours of work of more than fifty percent (50%) or (iv) any other event that, if aggregated with enough such other events, would trigger the notification requirements of the WARN Act.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under  Environmental Law or Occupational Safety and Health Law and consisting of or relating to:  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” shall mean any Law that requires or relates to:  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1(a).

“Exchange Fund” shall have the meaning set forth in Section 2.1(a).

“Filed Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Filed Parent SEC Reports” shall have the meaning set forth in Section 4.5(a).

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 3.5 and 4.4 were prepared.

“Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof, or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

“HMO” shall have the meaning set forth in Section 3.12(n).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intervening Event” shall have the meaning set forth in Section 5.3(f)(ii).

“Issued Patents” shall mean all issued, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry and investigation, of the executive officers of each of the Acquired Corporations.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Adverse Effect on the Acquired Corporations” shall mean an event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, operations or financial performance of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence resulting from or arising out of (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole,  (iii) conditions affecting the security integration industry, general national or international economic, financial or business conditions affecting generally the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (vi) any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (vii) changes in the Company’s stock price or the trading volume of the Company’s stock, and (viii) any legal proceedings made or brought by stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, arising out of the transactions contemplated by this Agreement.

“Material Adverse Effect on Parent” shall mean an event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries, taken as a whole, or  (b) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence resulting from or arising out of (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole,  (iii) conditions affecting the security integration industry, general national or international economic, financial or business conditions affecting generally the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (vi) any actions taken or failure to take action, in each case, which the Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (vii) changes in the Parent’s stock price or the trading volume of the Parent’s stock, and (viii) any legal proceedings made or brought by stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against the Parent, arising out of the transactions contemplated by this Agreement.

“Material Contract” shall mean any contract listed in Section 3.17(a) of the Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASDAQ” shall mean the NASDAQ Stock Market, LLC.

“Necessary Consents” shall have the meaning set forth in Section 3.2(c).

“No-Shop Period Start Date” shall have the meaning set forth in Section 5.3(a).

“Occupational Safety and Health Law” shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Balance Sheet Arrangement” shall mean with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have:  (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation, (i) obligations that are not classified as a liability according to generally accepted accounting principles; (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Option Exchange Ratio” shall have the meaning set forth in Section 5.9(a).

“Options” shall have the meaning set forth in Section 3.3(c).

“Order” shall mean any Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Proprietary Rights” shall have the meaning set forth in Section 3.9(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.4.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract(s)” shall mean any Contract (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and delivered by Parent to the Company on the date of this Agreement.

“Parent SEC Reports” shall have the meaning set forth in Section 4.3.

“Part” shall mean a part or section of the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Patents” shall mean Issued Patents and Patent Applications.

“Patent Applications” shall mean all published or unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Proprietary Rights” shall mean any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Laws, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing in any jurisdiction throughout the world.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Qualified Plans” shall have the meaning set forth in Section 3.12(f).

“Recommendation Change” shall have the meaning set forth in Section 5.3(e).

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any other applicable Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 1.5(a)(i).

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (in the absence of any material violation of Section 5.3) that the Company Board determines, in its good faith judgment, (a) after consultation with an independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement that the Company Board determines to be relevant (including, but not limited to, (i) the expected timing and likelihood of consummation, (ii) any governmental, regulatory and other approval requirements and (iii) any terms relating to break-up fees and expense reimbursement) and (b) to be reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and, in the good faith judgment of the Company Board, is not otherwise reasonably capable of being obtained by such third party; provided, further, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean (a) any federal, state, local or foreign tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any Tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments, attachments or supplements thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax Ruling” shall mean a written ruling of a Governmental Body with respect to Taxes.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax Law.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

“Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, whether or not registered or applied for registration, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registration has been obtained.

“Voting Agreements” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 3.20.